EXHIBIT 2.4

NOTE:  The representations and warranties contained in the following agreement have been made solely for the benefit of the parties thereto and should not be relied on by any other person. In addition, such representations and warranties: (i) have been qualified by disclosure schedules, (ii) are subject to the materiality standards set forth herein, which may differ from what may be considered to be material by investors, and (iii) were made only as of the date of the agreement or such other date as specified therein. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the Company’s disclosures.

STOCK PURCHASE AGREEMENT

Dated as of April 1, 2008

by and between

I & J HOLDCO, INC.

RENEE PEPYS LOWE

and

STANLEY LOWE

i

4.18.	Status of Contracts	38
4.19.	No Violation or Litigation	39
4.20.	Environmental Matters	39
4.21.	Insurance.	41
4.22.	Customers and Suppliers	42
4.23.	Budgets	42
4.24.	Warranties; Product Defects.	42
4.25.	Authority to Bind the Company	43
4.26.	No Finder	43
4.27.	Financial Projections	43
4.28.	Bank Accounts; Power of Attorney; Minute Books.	43
4.29.	Related and Other Transactions.	43
4.30.	Disclosure	44

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.	Organization of Buyer	44
5.2.	Authority of Buyer; No Conflict.	45
5.3.	No Finder	45
5.4.	Investment Representation	45
5.5.	Solvency	45

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.	Use of Names	46
6.2.	Taxes.	46
6.3.	Conduct of Business Pending the Closing; Disclosure Supplements.	52
6.4.	Conduct of Business Following the Closing	52

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

7.1.	No Misrepresentation or Breach of Covenants and Warranties	53
7.2.	No Changes or Destruction of Property	53
7.3.	Necessary Governmental Approvals	53
7.4.	Necessary Consents	53
7.5.	FIRPTA Certificate	53
7.6.	Transaction Documents	53
7.7.	No Judgment	53
7.8.	Master Lease Consent and Waiver	54
7.9.	Sublease Amendment	54

ii

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

8.1.	No Misrepresentation or Breach of Covenants and Warranties	54
8.2.	Necessary Governmental Approvals	54
8.3.	Transaction Documents	54
8.4.	Levin Employment	54

ARTICLE IX
INDEMNIFICATION

9.1.	Indemnification by Seller.	55
9.2.	Indemnification by Buyer.	56
9.3.	Notice and Determination of Claims.	57
9.4.	Third Person Claims.	58
9.5.	Payment of Buyer Group Member Indemnification	59
9.6.	Offset	59
9.7.	Adjustment to Base Purchase Price	59
9.8.	Coordination with Tax Contests	59
9.9.	Exclusive Remedies	59
9.10.	Actions Based on Fraud	59
9.11.	Materiality Qualification	60

ARTICLE X
GENERAL PROVISIONS

10.1.	Confidential Nature of Information	60
10.2.	No Public Announcement	60
10.3.	Notices	61
10.4.	Successors and Assigns.	62
10.5.	Access to Records after Closing	62
10.6.	Entire Agreement; Amendments	62
10.7.	Partial Invalidity	62
10.8.	Waivers	62
10.9.	Fees and Expenses	63
10.10.	Execution in Counterparts	63
10.11.	Enforcement of Agreement	63
10.12.	Further Assurances	63
10.13.	Governing Law	64
10.14.	Time is of the Essence	64
10.15.	Submission to Jurisdiction	64
10.16.	Dispute Resolution.	64

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of April 1, 2008 (this “agreement”), is entered into by and between I & J HOLDCO, CO., a Delaware corporation (“Buyer”), Renee Pepys Lowe, an individual, and Stanley Lowe, an individual (Renee Pepys Lowe and Stanley Lowe are collectively referred to herein as “Seller”).  Buyer and Seller are sometimes collectively referred to herein as the “Parties” and each as a “Party.”

RECITALS:

WHEREAS, Seller is the owner, beneficially and of record, of all of the issued and outstanding shares (the “Shares”) of capital stock of CoCaLo, Inc., a California corporation (the “Company”);

WHEREAS, the Company is engaged in the business of selling infant bedding, accessories and blankets (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of the Company owned by Seller on the terms and subject to the conditions set forth herein (the “Stock Purchase”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.         Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Actual Three Year Combined EBITDA” shall mean the sum of the Company’s EBITDA and Kids Line’s EBITDA during the three year period commencing on January 1, 2008 and ending on December 31, 2010.

“Actual Three Year Gross Profit” of the Company shall mean the aggregate Gross Profit of the Company during the three year period commencing on January 1, 2008 and ending on December 31, 2010.

“Actual Three Year Net Sales” of the Company shall mean the aggregate Net Sales of the Company during the three year period commencing on January 1, 2008 and ending on December 31, 2010.

“Additional Earnout Payment” means an Additional Earnout Payment made by Buyer, calculated and paid in accordance with Section 2.6.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreement” has the meaning specified in the first paragraph hereof.

“Aggregate Adjusted Base Gross Profit” shall have the meaning set forth on Schedule 1.1(a).

“Aggregate Adjusted Base Net Sales” shall have the meaning set forth on Schedule 1.1(a).

“Aggregate Adjusted Combined Base EBITDA” shall have the meaning set forth on Schedule 1.1(a).

“Aggregate Maximum Earnout Combined EBITDA” shall have the meaning set forth on Schedule 1.1(a).

“Aggregate Maximum Earnout Gross Profit” shall have the meaning set forth on Schedule 1.1(a).

“Aggregate Maximum Earnout Net Sales” shall have the meaning set forth on Schedule 1.1(a).

 “Agreed Accounting Firm” means RSM McGladrey, provided such firm confirms it has provided no material services to the Parent (or any Subsidiary) during the twelve (12) months before such firm’s services are requested by Parent (or any Subsidiary) or Seller.  If such firm has provided such services, Buyer and Seller shall agree on another independent national accounting firm.

“Agreed Accounting Principles” means GAAP consistently applied; provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet;

“Agreed Adjustments” has the meaning specified in Section 2.3(c).

“Allocations” shall mean the methodology, and allocations set forth on Exhibit A, which shall be reflected on Forms 8883 (and for financial accounting purposes consistent therewith), and with respect to post-Closing payments and liabilities referred herein, as either agreed upon mutually or determined by the Company Accountants (which shall be determined pursuant to the relevant Treasury Regulations under Section 338 of the Code).

“Asset Sale Tax” shall mean the amount of Tax payable by the Seller in respect of the Stock Purchase, calculated as if the only income and deductions of the Company were its income and deductions from the deemed sale of its assets pursuant to the Section 338(h)(10) Election and as if the only income of the Seller were the income allocated to it from the Company in respect of such deemed sale (net of any deductions required to be separately stated and allocated to the Seller).  Such computation shall take into account the deductibility of state and local Taxes for federal income tax purposes, including any state or local Tax imposed on the Company with respect to such deemed sale of assets.

“Associate” means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

“Balance Sheet” means the unaudited balance sheet of the Company as of October 31, 2007, included in Schedule 4.4.

“Balance Sheet Date” means October 31, 2007.

“Base Purchase Price” has the meaning specified in Section 2.1.

“Brand” has the meaning specified in Section 2.6(c).

“Business” has the meaning specified in the second recital of this Agreement.

“Business Day” means any day, other than a Saturday, Sunday or federal holiday, on which banks are open for business in New York City.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents (including, without limitation, the Note and the Employment Agreement) being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the equity holders, managers, officers, employees, agents and representatives of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Calculation” has the meaning specified in Section 2.6(d).

“Capitalized Lease Obligations” has the meaning given such term in the Statement of Financial Accounting Standards No. 13.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

“Certification of Non-Foreign Status” means the certificate substantially in the form attached hereto as Exhibit B, dated prior to or as of the Closing Date.

“Claim Notice” has the meaning specified in Section 9.3(a).

“Closing” means the closing of the transfer of the Shares from Seller to Buyer.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).

“Closing Date Net Working Capital” means the Company’s Working Capital determined based on the Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Accountants” means Singer Lewak Greenbaum & Goldstein LLP.

“Company Agreements” has the meaning specified in Section 4.18(a).

“Company EBITDA” means the EBITDA of Company during the appropriate measurement period.

“Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

“Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset used in the Business or owned, leased or operated by Company or any predecessor thereto, but with respect to buildings used by both the Company and another party, not including the portions of such property not under the control of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement dated November 27, 2006 between Kids Line and Meridian Capital LLC.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” has the meaning specified in Section 4.12(a).

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Debt” means: (i) indebtedness for borrowed money of a Person; (ii) any indebtedness of a Person evidenced by any note, bond, debenture or other debt security; (iii) Capitalized Lease Obligations for which a Person is liable; (iv) all amounts owing by a Person under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements; (v) all indebtedness secured by any mortgage, indenture or deed of trust upon any of the assets of a Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (vi) all accrued and unpaid interest on or any fees, penalties, including, without limitation, prepayment fees or other amounts due with respect to any of the foregoing described indebtedness whether at maturity or otherwise; and (vii) without duplication, any obligations of any other Person of a type referred to in clauses (i) — (vi) to the extent guaranteed by a Person.  The determination of the amount of the Debt of Company at the relevant time of determination shall be made in accordance with GAAP, consistently applied.

“EBITDA” means the earnings (determined in accordance with GAAP) before interest, depreciation, amortization and income taxes, as calculated consistently with Appendix A hereto¸ which Appendix A shall include the individual components used to calculate such adjustment.  For avoidance of doubt, no costs of the transactions contemplated by this Agreement shall be deducted as expenses to compute EBITDA for the Company or Kids Line.

“Employment Agreement” means that certain Employment Agreement between Renee Pepys Lowe and the Company, in the form attached hereto as Exhibit C.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind, including, without limitation, voting agreements with respect to voting securities, directly or indirectly, in the Company.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Law” means all Requirements of Law enacted and in effect on or prior to the Closing Date derived from or relating to all federal, state and local laws or regulations relating to or addressing protection of the environment, public or worker health or safety, emissions, discharges, generation, storage, releases or threatened releases of waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of waste, including without limitation, the Clean Water Act, the Clean Air Act, RCRA, the Toxic Substances Control Act, CERCLA, OSHA and any state and local equivalents thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 4.15(i).

“ERISA Benefit Plans” has the meaning specified in Section 4.15(a).

“Estimated Base Purchase Price” means the Base Purchase Price, as defined herein, but determined on an estimated basis by Seller in good faith and as reflected in the certificate referred to in Section 2.2.

“Excluded Assets” means the personal property identified on Schedule 1.1(b), which is not owned by the Company.

“Excluded Taxes” has the meaning specified in Section 6.2(a).

“Expenses” means any and all internal and out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“GAAP” means accounting principles generally accepted in the United States.

“Governing Documents” means the governing documents of an entity (e.g., articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation and/or operating agreement), as each such document is amended or restated from time to time.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 4.9.

“Gross Profit” means Net Sales, less cost of sales, as determined in accordance with GAAP and in a manner consistent with the preparation of the Reviewed Financial Statements and as shown on Schedule 1.1(c).

“Indemnification Deductible” has the meaning specified in Section 9.1(a).

“Indemnified Party” has the meaning specified in Section 9.3(a).

“Indemnitor” has the meaning specified in Section 9.3(a).

“Indemnity Cap” has the meaning specified in Section 9.1(a).

“Intellectual Property” has the meaning specified in Section 4.12(a).

“IRS” means the Internal Revenue Service.

“JAMS” means the Judicial Arbitration and Mediation Service.

“Kids Line” means Kids Line, LLC, a Delaware limited liability company.

“Kids Line EBITDA” means the earnings (determined in accordance with GAAP) before interest, amortization and income taxes, of Kids Line, but determined without consolidating the results of any Subsidiary, whether now owned or hereafter acquired, including without limitation, the Company.

“Knowledge” means: (i) with respect to the Company, the actual knowledge or conscious awareness of Renee Pepys Lowe, James Gillan or Stanley Lowe, after reasonable inquiry of Persons likely to know, and (ii) with respect to Buyer, the actual knowledge or conscious awareness of Michael Levin or Charles Ginn, after reasonable inquiry of Persons likely to know.

“Leased Real Property” has the meaning specified in Section 4.10(b).

“Letter of Intent” means the letter agreement dated November 15, 2007 between Buyer and the Company.

“Levin” means Michael Levin, President of Buyer.

“Licensed Products” has the meaning specified in Section 2.6(c).

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, deficiencies or other charges.

“Master Lease” means that certain Standard Form Lease, dated October 26, 1999, as amended by that certain First Amendment to Standard Form Lease dated July 15, 2004, between the Sublessor and the Master Lessor, whereby the Sublessor leases from the Master Lessor the premises located at 2920 Redhill Avenue, Costa Mesa, CA 92626.

“Master Lessor” means Barry Todd Miller Family Trust, d/b/a Barry Todd Miller Company.

“Material Adverse Effect” or “Material Adverse Change” means any fact, occurrence, condition, circumstance, change, effect or development that could reasonably be expected to be materially adverse to the Shares, the Business or the assets, liabilities, equity, internal controls, profits, financial condition, results of operations, cash flow, liquidity or prospects of the Company, but excluding any condition, circumstance, change, effect or development affecting general economic conditions in the United States or generally affecting the bedding industry in the United States.

“Materiality Qualification” means, as to any representation or warranty, covenant, obligation or undertaking herein, words such as “material,” “materially,” “material to the Business,” “in all material respects,” or similar qualifications.

“Net Estimated Base Purchase Price” shall mean the Estimated Base Purchase Price, less $1,600,000.

“Net Sales” means total sales less returns, discounts, rebates and allowances, all as determined in accordance with GAAP and in a manner consistent with the preparation of the Reviewed Financial Statements.

“Non-ERISA Commitments” has the meaning specified in Section 4.15(b).

“Note” has the meaning specified in Section 2.5(b).

“OSHA” means the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder).

“Patent Rights” has the meaning specified in Section 4.12(a).

“Pension Plans” has the meaning specified in Section 4.15(a).

“Permitted Encumbrances” means: (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable; and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pre-Closing Disclosure” has the meaning specified in Section 6.3(b).

“Preliminary Accounting Report” has the meaning specified in Section 2.3.

“Preliminary Base Purchase Price” has the meaning specified in Section 2.3.

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3.

“Preliminary Working Capital Statement” has the meaning specified in Section 2.3.

“Prior Pension Plans” has the meaning specified in Section 4.15(a).

“Products” means all products manufactured, marketed, sold or licensed by the Company (or any predecessor) with respect to the Business prior to the Closing Date.

“Purchase Price” means the Base Purchase Price plus the Additional Earnout Payments.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq., any amendments thereto, and any regulations promulgated thereunder).

“Related Persons” has the meaning specified in Section 4.29(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property.

“Remedial Action” means actions required to: (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Law” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“Resolution Period” has the meaning specified in Section 2.6(d)(ii).

“Review Period” has the meaning specified in Section 2.3(b).

“Reviewed Financial Statements” has the meaning specified in Section 2.3(b).

“Royalty Net Sales” shall mean actual gross sales less (i) the sum of actual returns, cash discounts, quantity discounts and freight discounts actually taken, and (ii) the amount of actual returns for defective or damaged products.

“Russ Berrie” or “Parent” means Russ Berrie and Company, Inc., a New Jersey corporation and the sole shareholder of Buyer.

“Section 338(h)(10) Election” means an election under Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Acknowledgement and Release” means that certain Acknowledgement and Release in the form attached hereto as Exhibit D, between the Company and each Seller.

“Seller Ancillary Agreements” means all agreements, instruments and documents (including, without limitation, the Certification of Non-Foreign Status, the Seller Non-Competition Agreement, the Seller Acknowledgement and Release and the Employment Agreement) being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Non-Competition Agreement” means that certain Non-Disclosure, Non-Solicitation and Non-Competition Agreement entered into between each Seller and the Company, dated as of or prior to the Closing Date, in the form of Exhibit E hereto.

“Shares” has the meaning specified in the first recital to this Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Stock Purchase” has the meaning specified in the third recital to this Agreement.

“Stock Sale Tax” shall mean the amount of Tax that would have been payable by the Seller in respect of the Stock Purchase, calculated as if the only income and deductions of the Company were its income and deductions from the sale of the Shares and no Section 338(h)(10) Election were made.  Such computation shall take into account the deductibility of state and local Taxes for federal income tax purposes.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Sublease” means that certain Commercial Sublease Agreement, dated December 15, 2004, as amended by that certain Amendment Number 1 to Commercial Sublease Agreement, dated January 14, 2008 and that certain Amendment to Sublease dated March 31, 2008, between the Sublessor and the Company, whereby the Company subleases from the Sublessor a portion of the premises located at 2920 Redhill Avenue, Costa Mesa, CA 92626.

“Sublessor” means The Dot Printer Inc.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other entity in which any Person, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner.

“Target Net Working Capital” means $5,800,000.

“Tax” (and, with correlative meaning, “Taxes”) shall mean:  (i)  any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Increment” has the meaning specified in Section 6.2(g)(ii).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any Subsidiary.

“Third Person Claim” has the meaning specified in Section 9.3(a).

“Trademarks” has the meaning specified in Section 4.12(a).

“Trade Secrets” has the meaning specified in Section 4.12(a).

“Transaction” means the Stock Purchase and any related transactions to which Seller is or the Company is a party.

“Transaction Expenses” means all fees, commissions, costs and expenses incurred by Seller (to the extent the Company pays or is obligated to pay such fees and expenses incurred by Seller) in connection with this Agreement or the Transactions contemplated hereby or bonuses or other compensation payable by the Company as a result of the Stock Purchase or the Transactions contemplated hereby to the extent not included as a liability in calculating the Closing Date Net Working Capital, including (i) all brokerage or finders’ fees or agents’ commissions or any similar charges, (ii) all legal, accounting, financial advisory, consulting and other fees and expenses of third parties or affiliated parties and (iii) all employee bonuses accrued for the period through December 31, 2007, to the extent unpaid, regardless of when such bonuses are actually payable.

“Unaudited Financial Statements” has the meaning specified in Section 4.4.

“WARN” has the meaning specified in Section 4.15(f).

“Welfare Plans” has the meaning specified in Section 4.15(a).

“Working Capital” means the excess, if any, of (i) the sum of inventory and accounts receivable over (ii) accounts payable (excluding any accounts payable relating to Debt)

and accrued expenses (other than interest or Taxes payable), in all cases as of the date of measurement.  Working Capital shall be calculated consistently with the sample calculation as of December 31, 2007 attached hereto as Appendix B¸ which sample shall include the individual components and line items used to calculate such sample.

“Working Capital Adjustment” has the meaning specified in Section 2.1.

1.2.         Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Appendices, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE PRICE

2.1.         Base Purchase Price.  The base purchase price for the Shares (the “Base Purchase Price”) shall be determined in accordance with Section 2.3 and shall be equal to the result of: (1) $16,000,000; minus (2) the aggregate Debt of the Company outstanding as at the Closing Date (including accrued interest); minus (3) Transaction Expenses.  The Base Purchase Price shall be decreased in the event, and to the extent, that Closing Date Net Working Capital is less than Target Net Working Capital, and shall be increased in the event, and to the extent, that Closing Date Net Working Capital is greater than Target Net Working Capital (the “Working Capital Adjustment”).

2.2.         Determination of Estimated Base Purchase Price.  At least two Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed by Renee Pepys Lowe and the Company’s Chief Financial Officer, dated the date of its delivery, stating that there has been conducted under the supervision of such persons a review of all relevant information and data then available and setting forth Seller’s best estimate of the Estimated Base Purchase Price, including an estimate of (i) any Working Capital Adjustment required and (ii) the various accounts which such officer anticipates will be reflected on the Closing Date Balance Sheet, based upon the most recent available financial statements and prepared in accordance with

Agreed Accounting Principles.  Such Estimated Base Purchase Price shall be subject to reasonable approval by Buyer.

2.3.         Determination of Base Purchase Price.

(a)           As promptly as practicable following the Closing Date (but not later than 60 days after the Closing Date), Buyer shall:

(i)            prepare, in accordance with Agreed Accounting Principles, a balance sheet of the Company as of 11:59 p.m. on the Closing Date (the “Preliminary Closing Date Balance Sheet”), except that such Preliminary Closing Date Balance Sheet shall not have notes attached thereto;

(ii)           prepare a calculation of the Closing Date Net Working Capital as of 11:59 p.m. on the Closing Date (the “Preliminary Working Capital Statement”);

(iii)          determine the Base Purchase Price including the components thereof specified in Section 2.1, in accordance with the provisions of this Agreement (such Purchase Price as determined by Buyer being called the “Preliminary Base Purchase Price”); and

(iv)          deliver to Seller the Preliminary Closing Date Balance Sheet and a certificate setting forth the Preliminary Base Purchase Price (the “Preliminary Accounting Report”), together with the Preliminary Working Capital Statement.

(b)           Promptly following receipt of the Preliminary Accounting Report and the Preliminary Working Capital Statement, Seller may review the same and, within thirty (30) days after the date of such receipt (the “Review Period”), may deliver to Buyer a certificate setting forth any objections to the Preliminary Working Capital Statement, the Preliminary Accounting Report, and/or any elements thereof, together with a summary of the reasons therefor and calculations which, in the view of Seller, are necessary to eliminate such objections.  In the event Seller does not so object within the Review Period, the Preliminary Accounting Report and all of the components thereof shall be final and binding as the Closing Date Balance Sheet (as so determined, the “Closing Date Balance Sheet”), the Base Purchase Price and the Working Capital Adjustment for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement

(c)           In the event Seller objects to the Preliminary Working Capital Statement, the Preliminary Accounting Report, or any element thereof within the Review Period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Accounting Report, the Preliminary Working Capital Statement or any element thereof and, in the event Seller and Buyer so resolve any such differences, the Preliminary Accounting Report and/or the Preliminary Working Capital Statement, as applicable and as adjusted by the Agreed Adjustments, shall be final and binding and shall determine the Closing Date Balance Sheet, the Base Purchase Price and the Working Capital Adjustment for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d)           In the event any objections raised by Seller are not resolved by Agreed Adjustments within the 30-day period following the applicable Review Period, then Buyer and Seller shall submit the objections that are then unresolved to the Agreed Accounting Firm (or if such firm is unwilling, or unable, to resolve such objections to such other national accounting firm acceptable to both Buyer and Seller) and such firm shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the written presentations by Buyer and by Seller as to whether any disputed matter had been determined in accordance with the requirements of this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters.  The Preliminary Accounting Report and/or the Preliminary Working Capital Statement, as applicable, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Agreed Accounting Firm, shall be final and binding and shall determine the Closing Date Balance Sheet, the Base Purchase Price and the Working Capital Adjustment for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e)           The parties hereto shall make available to Buyer, Seller and, if applicable, the Agreed Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare, review or determine, as applicable, the Preliminary Accounting Report or the Preliminary Working Capital Statement or any matters submitted to the Agreed Accounting Firm.  The fees and expenses of the Agreed Accounting Firm for services provided pursuant to Section 2.3(d) shall be paid 50% by Buyer and 50% by Seller.  The Agreed Accounting Firm may, but shall not be obligated to, direct that all (or such portion as the Agreed Accounting Firm determines) of the reasonable out-of-pocket legal fees and out-of-pocket expenses of the party whom the Agreed Accounting Firm deems to have “prevailed” in the dispute, shall be reimbursed by the other party to the dispute.

2.4.         Adjustment.  Promptly (but not later than five (5) Business Days) after the determination of the Base Purchase Price pursuant to Section 2.3 that is final and binding as set forth therein:

(a)           if the actual Base Purchase Price less $1,600,000 is greater than the Net Estimated Base Purchase Price (after giving effect to the estimated Working Capital Adjustment as compared to the actual, final Working Capital Adjustment), Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to the excess of the Base Purchase Price over the Estimated Base Purchase Price; or

(b)           if the Net Estimated Base Purchase Price is greater than the Base Purchase Price less $1,600,000 (after giving effect to the estimated Working Capital Adjustment as compared to the actual, final Working Capital Adjustment), Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to the excess of the Estimated Base Purchase Price over the Base Purchase Price.

2.5.         Payment of Base Purchase Price.

(a)           The Net Estimated Base Purchase Price shall be paid in cash at Closing pursuant to Section 3.2.

(b)           Subject to the provisions of Section 9.6 hereof, Buyer shall, in addition to the payment made pursuant to Section 2.5(a), pay the sum of $533,333.33 on each of the first, second and third anniversary dates of the Closing, which shall be evidenced by Buyer’s non-negotiable promissory note (the “Note”) paid to Renee Pepys Lowe and Stanley Lowe, delivered at the Closing, in the form attached hereto as Exhibit F.  All amounts owed by Buyer as maker of the Note to Renee Pepys Lowe, Stanley Lowe and their successors or assigns as payees under the Note, shall be subject to offset by any amounts owing by Seller hereunder or under any of the Seller Ancillary Agreements as provided in Section 9.6 hereof.

2.6.         Additional Earnout Payments.

(a)           Subject to the terms and conditions set forth in this Section 2.6, there shall be paid to Seller, as additional purchase price for the Shares, the following Additional Earnout Payments upon the satisfaction of the applicable condition associated with each such Additional Earnout Payment, each of which shall be calculated consistent with the sample calculations set forth on Schedule 1.1(a):

(i)            $666,666.67 will be paid if the Company’s Actual Three Year Net Sales is greater than the Company’s Aggregate Adjusted Base Net Sales.

(ii)           $666,666.66 will be paid if the Company’s Actual Three Year Gross Profit is greater than the Company’s Aggregate Adjusted Base Gross Profit.

(iii)          $666,666.66 will be paid if the Actual Three Year Combined EBITDA is greater than the Aggregate Adjusted Combined Base EBITDA.

(iv)          $666,666.67 will be paid, on a sliding scale basis, to the extent that the Company’s Actual Three Year Net Sales is greater than the Aggregate Adjusted Base Net Sales, with the full $666,666.67 being paid in the event that the Actual Three Year Net Sales equals or exceeds the Aggregate Maximum Earnout Net Sales.  The sliding scale payment shall equal the product of $666,666.67 times the result of (i) the difference between (A) the Actual Three Year Net Sales less (B) the Aggregate Adjusted Base Net Sales, divided by (ii) the difference between (A) the Aggregate Maximum Earnout Net Sales less (B) the Aggregate Adjusted Base Net Sales.  In no event shall the Buyer required to pay greater than $666.666.67 under this Section 2.6(a)(iv).

(v)           $666,666.66 will be paid, on a sliding scale basis, to the extent that the Company’s Actual Three Year Gross Profit is greater than the Aggregate Adjusted Base Gross Profit, with the full $666,666.66 being paid in the event that the Actual Three Year Gross Profit equals or exceeds the Aggregate Maximum Earnout Gross Profit.  The sliding scale payment shall equal the product of $666,666.66 times the result of (i) the difference between (A) the Actual Three Year Gross Profit less (B) the Aggregate Adjusted Base Gross Profit, divided by (ii) the difference between (A) the Aggregate Maximum Earnout Gross Profit less

(B) the Aggregate Adjusted Base Gross Profit  In no event shall the Buyer required to pay greater than $666.666.66 under this Section 2.6(a)(v).

(vi)          $666,666.66 will be paid, on a sliding scale basis, to the extent that the Actual Three Year Combined EBITDA is greater than the Aggregate Adjusted Combined Base EBITDA, with the full $666,666.66 being paid in the event that the Actual Three Year Combined EBITDA equals or exceeds the Aggregate Maximum Earnout Combined EBITDA.  The sliding scale payment shall equal the product of $666,666.66 times the result of (i) the difference between (A) the Actual Three Year Combined EBITDA less (B) the Aggregate Adjusted Combined Base EBITDA, divided by (ii) the difference between (A) the Aggregate Maximum Earnout Combined EBITDA less (B) the Aggregate Adjusted Combined Base EBITDA.  In no event shall the Buyer required to pay greater than $666.666.66 under this Section 2.6(a)(vi).

(b)           For purposes of Section 2.6(a)(iii) and (vi), in determining the combined EBITDA of Kids Line and the Company, corporate charges imposed by Russ Berrie for items or services which have not historically been charged to Kids Line shall be ignored, and no costs or expenses incurred due to a change in form of business of Kids Line or the Company after the Closing shall be taken into account in such determination (for example, if either of Kids Line or the Company becomes a public company, accounting, legal and related costs associated with being a public company shall be ignored).

(c)           For purposes of computing Company’s Gross Profit and Net Sales: (i) if Parent, Buyer, Kids Line or any other Subsidiary of Parent (other than, after the Closing, the Company) determines after the Closing to create or sell any product of a type or category not then being marketed by the Company and bearing a brand name, Trademark or recognizable and identifiable design, scheme or theme (“Brand”) owned or used exclusively by the Company, Parent, Kids Line, Buyer or such Subsidiary, as applicable, shall be obligated  to pay to the Company a five percent (5%) royalty based on Royalty Net Sales of all products bearing such Brand (“Licensed Products”) and Company’s Gross Profit and Net Sales shall include such royalty income whether or not paid; (ii) if Parent or Buyer determines after the Closing to transfer any Company products, product lines or categories of products that were marketed by the Company prior to Closing to Parent, Kids Line, Buyer or any other Subsidiary of Parent, whether or not in conjunction with the use of any of the Company’s Brands, all sales of such products, product lines or categories of products by Parent, Kids Line, Buyer or such Subsidiary, as applicable, shall be deemed sales by the Company and the Gross Profit realized by Parent, Kids Line, Buyer or such Subsidiary shall be included in the Company’s Gross Profit during the same period; (iii) if Parent, Kids Line, Buyer or any other Subsidiary of Parent authorizes the Company to market products under a Brand owned or used exclusively by such licensor, the Company shall pay to such licensor a royalty of five percent (5%) of Royalty Net Sales and such royalty expense shall be a cost in determining Gross Profit and EBITDA of the Company; (iv) no payments of the Purchase Price under this Agreement shall be included as costs of the Company or Kids Line in determining Gross Profit or EBITDA of Company or Kids Line; and (v)  no costs or expenses related to negotiating, closing or enforcing any term of this Agreement shall be considered costs of the Company, Kids Line or Parent in determining Gross Profit or EBITDA of Company or

Kids Line.  In each of (i) and (ii) above, appropriate records shall be kept in order to properly account for the correct attribution of sales or royalties in accordance with this Section 2.6(c).

(d)           Within seventy-five (75) days after the close of the 2010 fiscal year of the Company, Buyer shall deliver, or cause to be delivered, to Seller a written statement setting forth the calculation of each Additional Earnout Payment and the individual applicable components thereof (the “Calculation”).  Seller shall have thirty (30) days after Seller’s receipt of a Calculation to object by written notice to the Calculation.

(i)            In the event Seller fails to deliver such written notice of objection to Buyer within such 30-day period with respect to the Calculation, the amount determined by Buyer pursuant to the Calculation shall be the final and binding amount for purposes of calculating the Additional Earnout Payment(s) in Section 2.6(a).

(ii)           In the event Seller does timely deliver to Buyer a written notice of objection, Buyer and Seller shall use their reasonable efforts to resolve by mutual agreement their differences as to the Calculation within thirty (30) days of delivery by Seller of Seller’s objection (the “Resolution Period”).  In the event any objections raised by Seller are not resolved within such Resolution Period, then Buyer and Seller shall submit the objections that are then unresolved to the Agreed Accounting Firm, which shall be directed by Buyer and Seller to resolve the unresolved objections as promptly as reasonably practicable (but in any event within sixty (60) days after such objections are submitted to the Agreed Accounting Firm) and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters.  The amount as determined during any Resolution Period and/or by the Agreed Accounting Firm with respect to the Calculation shall be the final and binding amount for purposes of calculating the Additional Earnout Payment(s) in Section 2.6(a).

(e)           The amount of each Additional Earnout Payment as finally determined pursuant to Section 2.6(d)(i) or (ii) shall be paid by Buyer to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, within fifteen (15) days of the date such amount is deemed finally determined.

(f)            The parties hereto shall make available to Buyer, Seller, each of their respective agents and representatives and, if applicable, the Agreed Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare, review or determine, as applicable, the calculations described in this Section 2.6 prepared by Buyer, any elements thereof, any objections of Seller and/or any matters submitted to the Agreed Accounting Firm.  The fees and expenses of the Agreed Accounting Firm for services provided pursuant to Section 2.6(d)(ii) shall be paid 50% by Buyer and 50% by Seller.

ARTICLE III

CLOSING

3.1.         Closing Date.  The Closing shall be consummated at 9:00 a.m., Pacific Standard Time, on April 2, 2008, or such other time or date as may be agreed upon by Buyer and Seller after the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied, at the offices of Sidley Austin LLP, Los Angeles, California, following the satisfaction or waiver of all the conditions to Closing, or as soon thereafter as reasonable practicable, consistent with the terms and provisions of this Agreement.  The Closing shall be deemed to have become effective as of 11:59 p.m., Pacific Standard Time, on the date on which the Closing is actually held (the “Closing Date”).

3.2.         Payment on the Closing Date.  Subject to fulfillment or waiver of the conditions set forth in ARTICLE VII, on the Closing Date, Buyer shall, as provided in Section 2.5(a), (i) pay Seller an amount equal to the Net Estimated Base Purchase Price by wire transfer of immediately available funds to the account specified in Schedule 3.2 and (ii) to the extent included in the calculation of the Net Estimated Base Purchase Price, on behalf of Company, to all persons to whom Debt is owing by the Company, the amounts necessary to discharge in full all of such Debt, to the extent it is to be repaid in connection with the Closing as determined by Buyer.

3.3.         Buyer’s Additional Deliveries.  Subject to fulfillment or waiver of the conditions set forth in ARTICLE VII, at Closing, Buyer shall deliver to Seller all the following:

(a)           a copy of Buyer’s Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware;

(b)           a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c)           an opinion of Sidley Austin LLP, counsel to Buyer, dated the Closing Date and in form and substance reasonably satisfactory to Seller, substantially in the form contained in Exhibit G;

(d)           the guaranty of Kids Line, LLC, dated the Closing Date and in form and substance reasonably satisfactory to Seller, substantially in the form contained in Exhibit H, guaranteeing all obligations of Buyer under this Agreement;

(e)           a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) resolutions of the sole member of Buyer authorizing the execution, delivery and performance of this Agreement and Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(f)            the certificate of Buyer contemplated by Section 8.1, executed by an authorized officer of Buyer;

(g)           each of the Buyer Ancillary Agreements executed by Buyer; and

(h)           each other document reasonably requested by Seller.

3.4.         Seller’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in ARTICLE VIII, at Closing, Seller shall deliver, or cause to be delivered, to Buyer all the following:

(a)           a certificate of the secretary, assistant secretary or officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, (i) attaching a copy of the Articles of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of California; and (ii) attaching the by-laws of the Company in effect as of the Closing Date;

(b)           an opinion of Paul, Hastings, Janofsky & Walker, LLP, counsel to Seller, dated the Closing Date and in form and substance reasonably satisfactory to Buyer, substantially in the form contained in Exhibit I;

(c)           a stock certificate or certificates representing the Shares, together with stock powers duly executed in blank by Seller;

(d)           all consents, waivers or approvals required to be obtained by Seller with respect to the transfer of the Shares or the consummation of the transactions contemplated by this Agreement, including without limitation, consents described in Article VII;

(e)           a certificate from Seller contemplated by Sections 7.1 and 7.2, duly executed by Seller;

(f)            a signed resignation by each of the directors of the Company;

(g)           minute books, stock ledger and corporate seal, if any, of the Company;

(h)           each of the Seller Ancillary Agreements, duly executed by the respective counterparties thereto; and

(i)            such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares to Buyer.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows, except as modified by the schedules to such representations and warranties, with disclosure on a particular schedule being deemed applicable to other sections of this Agreement to the extent reasonably appropriate:

4.1.         Organization of the Company; Title to Shares.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  No other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify on account of the ownership or leasing of its assets and properties or the conduct of the Business.  The Company has full power and authority to own or lease and to operate and use its properties and assets, and has all licenses, permits and authorizations necessary to carry on the Business as now conducted.

(b)           True and complete copies of the Articles of Incorporation and all amendments thereto and of the by-laws, as amended to date, of the Company have been delivered to Buyer.

(c)           Except as set forth on Schedule 4.1(c), the Company does not have any authorized, issued or outstanding capital stock.  All of the Shares have been duly authorized, validly issued, are fully paid and nonassessable, and are owned beneficially and held of record by Seller, free from Encumbrances.  None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights.  The Company has no securities (or other contractual obligations) in the nature of stock appreciation rights, phantom stock, stock participation, profit participation or similar instruments or plans.  None of the Shares have been registered on any national securities exchange or market, nor been registered or qualified for sale under any securities law of any other jurisdiction.

(d)           Upon delivery to Buyer on the Closing Date of the Shares as contemplated by Section 3.4, Seller will thereby transfer to Buyer good and marketable title to the Shares, free and clear of all Encumbrances, which shall constitute all of the issued and outstanding equity interests in the Company.

4.2.         Subsidiaries and Investments; Predecessors.  Except as set forth on Schedule 4.2, since its date of incorporation, the Company has not directly or indirectly: (a) owned, of record or beneficially, any Subsidiary or any common stock or other equity interest in any corporation, partnership, limited liability company, joint venture, trust or other entity; (b) Controlled any corporation, partnership, limited liability company, joint venture, trust or other entity; or (c) had any obligations to purchase equity or debt securities of any other entity.  The Company has no predecessors in interest.

4.3.         No Conflict.

(a)           Seller has full power and authority to own the Shares and to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller does not require any further authorization or consent of any other Person. This Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery by Seller, will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(b)           Except for this Agreement, Seller is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Shares, nor are any of the Shares subject to any put, call, first refusal, option similar agreement or commitment.

(c)           Except as set forth in Schedule 4.3(c), neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any assets or properties of Seller or the Company, under (A) the Articles of Incorporation or by-laws or other Governing Documents of the Company, (B) any Company Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller or the Company is a party or the Shares or the assets or properties of the Company are subject or by which Seller or the Company is bound, (D) any Court Order to which Seller or the Company is a party or any of the Shares are subject or by which Seller or the Company is bound, (E) any Governmental Permits or (F) any Requirements of Law affecting Seller or the Company, the Shares or the assets or Business of the Company; or

(ii)           require the approval, consent, authorization or act of, or notice to, any Person or any Governmental Body, or the making by Seller or the Company of any declaration, filing or registration with, any Person.

(d)           Seller does not directly or otherwise own, of record or beneficially, any common stock or other equity interest in or otherwise control any corporation, partnership, limited liability company, joint venture, trust or other entity which is involved in or relates to the Business.

4.4.         Financial Statements.  Schedule 4.4 contains (i) the balance sheet of the Company as of December 31, 2006 and the related statements of income and cash flows for the period then ended, together with the appropriate notes to such financial statements, together with the review report thereon of the Company Accountants (the “Reviewed Financial Statements”),

and (ii) the unaudited Balance Sheet of the Company as of the Balance Sheet Date and the related statements of income and cash flows for the ten (10) months then ended (the “Unaudited Financial Statements”).  Except as set forth therein or in the notes thereto, the Reviewed Financial Statements and the Unaudited Financial Statements (a) have been prepared in conformity with GAAP consistently applied, (b) fairly present in all material respects the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated and (c) are consistent with the books and records of the Company (which books and records are correct and complete).  None of the financial statements referred to in this Section 4.4 contain any material items of special or nonrecurring income except as expressly specified therein.  Except as set forth on Schedule 4.4 or in the Unaudited Financial Statements, the Unaudited Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.  All costs and expenses incurred in generating the revenues reflected in the Reviewed Financial Statements during the respective periods covered thereby which are required by GAAP to be reflected in the Reviewed Financial Statements are so reflected.

4.5.         Operations Since November 1, 2007; Operations Since January 1, 2007.

(a)           Except as set forth in Schedule 4.5(a), since November 1, 2007, the Company has operated only in the ordinary course of business consistent with past practices and there has been:

(i)            no Material Adverse Change in the assets or properties of the Company, or the operations, liabilities, profitability or prospects or condition (financial or otherwise) of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause a Material Adverse Change to occur in the future; and

(ii)           no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Shares, the assets or properties of the Company or the Business.

(b)           Except as set forth in Schedule 4.5(b), since January 1, 2007, the Company has not:

(i)            authorized, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any equity securities or any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

(ii)           authorized, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of Business consistent with past practice;

(iii)          incurred or paid any obligation or liability (absolute or contingent) other than Current Liabilities reflected on the Balance Sheet and Current

Liabilities incurred since the Balance Sheet Date in the ordinary course of Business consistent with past practice;

(iv)          committed to make or declare any payment of dividends or distributions (which have not been made or paid as of the date hereof), or committed to purchase or redeem any capital stock or other equity interest (which have not been purchased or redeemed as of the date hereof);

(v)           except in the ordinary course of Business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

(vi)          undertaken or committed to undertake capital expenditures that, when added to all other capital expenditures since January 1, 2007, exceeded $50,000;

(vii)         made any investment in equity or debt securities of any other person that, when added to all other similar investments since January 1, 2007, exceeded $50,000 in the aggregate;

(viii)        committed to make charitable donations (which have not yet been made as of the date hereof) in excess of $10,000 in the aggregate;

(ix)           sold, leased (as lessor), transferred, licensed, assigned or otherwise disposed of (including any transfers to Seller or any of Seller’s Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets (tangible or intangible) or property, including any Intellectual Property, reflected on the balance sheet included in the Reviewed Financial Statements or any assets acquired after January 1, 2007, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(x)            cancelled any debts owed to or claims held (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(xi)           created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from Seller or any of Seller’s Affiliates in the ordinary course of the Business consistent with past practice) or entered into, as lessee, any Capitalized Lease Obligations;

(xii)          accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(xiii)         delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(xiv)        allowed the levels of raw materials, supplies, work-in-process, finished goods, goods on consignment or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business, after giving effect to the build-up of inventories in anticipation of new product introductions or to allow for seasonal shut-downs by suppliers;

(xv)         adopted any stock based incentive plan;

(xvi)        changed the Company’s year end, revalued any of its assets or made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Reviewed Financial Statements;

(xvii)       amended the Company’s Articles of Incorporation or by-laws;

(xviii)      effected or been a party to any merger, consolidation, amalgamation, share exchange or other business combination, or adopted a plan (or the resolutions) for a partial or complete liquidation, dissolution, restructuring, recapitalization, reorganization, reclassification of the Shares, equity split, division of the Shares, reverse equity split, consolidation of the Shares or similar transaction;

(xix)         established, adopted or materially amended any bonus, profit sharing, compensation, severance, termination, pension, retirement, or deferred compensation agreement or plan for the benefit of any officer or employee or entered into, amended or modified any employment, collective bargaining or other similar arrangements with any employee or officer;

(xx)          instituted any increase in any wages, salary, bonus or other compensation payable to any employee or officer of the Company or in any existing profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees or officers of the Company;

(xxi)         acquired any real property or undertaken or committed to undertake capital expenditures exceeding $25,000 in the aggregate;

(xxii)        made any material change to its internal controls over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting;

(xxiii)       entered into any agreement containing any provision or covenant limiting in any respect its ability to (i) sell or buy any products or services to or from any other Person, (ii) engage in any line of business, or (iii) compete with any Person;

(xxiv)       commenced any action, suit or proceeding seeking an amount in excess of $100,000, or settled any pending action, suit or proceeding at a cost in excess of $25,000; or

(xxv)        entered into or become committed to enter into any other material transaction.

4.6.         No Undisclosed Liabilities.  Except as set forth in Schedule 4.6, the Company is not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date.

4.7.         Taxes.

(a)           Except as set forth on Schedule 4.7, (i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (v) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (vi) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired; (vii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and, to the best of Company’s Knowledge, no basis exists therefor; (viii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (ix) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could reasonably affect the Company’s liability for Taxes for any period after the Closing Date; (x) as a result of a change in accounting method for a Tax period beginning on or before the Closing Date or for any Straddle Period, the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or other Tax law) in taxable income for any Tax period ending after the Closing Date; (xi) as a result of any “closing agreement” (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), the Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable period ending after the Closing Date; (xii) no written claim has ever been made by a taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (xiii) there are no Tax Sharing Arrangements or Tax indemnity arrangements relating to the Company in existence and the Company has no liability under any such arrangement; (xiv) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (xv) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority; (xvi) none of the assets reflected on the Reviewed Financial Statements or Unaudited Financial Statements is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision), none of the property of the Company is properly treated as owned by persons other than the Company for income Tax purposes; (xvii) the accruals for deferred Taxes reflected in the Reviewed Financial Statements or Unaudited Financial Statements are adequate to cover any deferred Tax liability of the Company determined in accordance with generally accepted accounting principles through the date thereof; (xviii) the Company is not properly treated as the owner of any property for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or corresponding provisions of state or foreign income Tax laws that is owned by any other person for non-income Tax purposes; (xix) no intercompany obligation (as described in Treas. Reg. § 1.1502-13(g)) between or among the Company or any member of any Company Group will remain outstanding following the Closing; (xx) there are no facts which the Company has recognized that, if known to any taxing authority, would be likely to result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Company; (xxi) the Company has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has had operations which are or may hereafter become reportable under Section 999 of the Code; (xxii) the Company has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; (xxiii) the Company has not incurred corporate acquisition indebtedness, as described in Section 279(b) of the Code; (xxiv) during the four taxable years ending on December 31, 2006 for federal (and corresponding state, local and foreign) income Tax purposes, the Company has not been subject to the alternative minimum tax imposed by Section 55 of the Code (or comparable provisions of state, local and foreign income Tax laws); (xxv) the Company does not have any liability for Taxes of another person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law); (xxvi) to the extent that any the Company has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been adequately disclosed to the IRS on IRS Form 8886 (Reportable Transaction Disclosure Statement) (or predecessor Form); (xxvii) the Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and has at all times during its existence qualified as an “S corporation” for purposes of Subchapter S of the Code, and will be an “S corporation” up to and including the Closing Date; (xxviii) with respect to all states which for state Tax purposes allow a corporation to be treated as an “S corporation” or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly made in such states and the Company has complied at all times with all applicable requirements and filing procedures for such treatment; (xxix) the Company will not be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement; (xxx) during the last three years, the Company has not been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; and (xxxi) there are no Tax credits, grants or similar amounts that are or will be subject to “clawback” or recapture as a result of (1) the transactions contemplated by this Agreement or (2) an act (or failure to act) by the Company to satisfy certain requirements on which the credit, grant or similar amount is or was conditioned.

(b)           No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”) and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

(c)           The Company is not, and has never been, since the date of its incorporation, a member of any Company Group.

4.8.         Availability of Assets.  Except as set forth in Schedule 4.8, the assets and properties owned or leased by the Company constitute all the assets and properties used in or necessary for the operation of the Business as presently conducted (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

4.9.         Governmental Permits.

(a)           Except as described on Schedule 4.9(a), the Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals, registrations and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business as presently conducted (collectively, the “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not reasonably be expected to have a Material Adverse Effect on the Company.  Schedule 4.9(a) sets forth a list and brief description of each Governmental Permit, which constitute all of the Governmental Permits necessary to enable the Company to conduct the Business as currently conducted, except for incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof.  Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.

(b)           Except as set forth in Schedule 4.9(b), (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation, alteration or termination of any such Governmental Permit, or which is reasonably likely to adversely affect the rights of the Company under any such Governmental Permit, and (ii) no written, or to the Knowledge of the Company, other notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is within the Knowledge of, the Company.  To the Company’s Knowledge, each of the Governmental Permits is legal, valid, subsisting and in full force and effect and, except as set forth in Schedule 4.9(b), will continue in full force and effect following the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

4.10.       Real Property.

(a)           The Company does not presently own, and has never owned, since the date of its incorporation, any fee simple interest in real property.

(b)           Schedule 4.10(b) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, any amendments or modifications thereto), under which the Company is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).  A true and complete copy (or a summary of non-written agreements) of each such lease agreement has been delivered to Buyer.

(c)           Except as set forth in Schedule 4.10(c):

(i)            the Company has complied in all material respects with all leases covering the Leased Real Property and the Company has not received any written notice from any lessor alleging that the Company is not in compliance with the terms of such lease, other than those claims which have been fully resolved;

(ii)           the Company has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, subject to the maintenance in effect of the primary leases in circumstances in which the Company is a subtenant, and the leasehold or other interest of the Company in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances;

(iii)          except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company.  Complete and correct copies of any instruments evidencing Encumbrances, title opinions, surveys and appraisals in the Company’s or Seller’s possession or any policies of title insurance currently in force and in the possession of the Company or Seller with respect to each parcel of Leased Real Property have heretofore been delivered to Buyer; and

(iv)          no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent, under any lease agreement listed in Schedule 4.10(b); no security deposit or portion thereof deposited with respect to such lease agreement has been applied in respect of a breach or default under such lease agreement which has not been redeposited in full; the Company does not, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any such lease agreement.

(d)           Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the

Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

4.11.       Personal Property.

(a)           Except as set forth in Schedule 4.11(a) all machinery, equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and all other tangible personal property owned by the Company, having an original cost of $10,000 or more and used in or relating to the Business as presently conducted: (i) is located at the Company’s Costa Mesa, California facility or, to the extent described in Schedule 4.11(a), with suppliers or customers; (ii) is in good operating condition (other than ordinary wear and tear), maintained in accordance with normal industry practices; (iii) is, on the whole, suitable for the purposes for which they are presently used, without present need for material repair or replacement; and (iv) and conforms in all material respects with all applicable Requirements of Law.

(b)           Schedule 4.11(b) contains a list and description of each lease or other agreement or right, whether written or oral (showing in the case of each oral lease, the periodic rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of 30 days or less, or which involves the payment by the Company of rentals of less than $10,000 per year.

4.12.       Intellectual Property; Software.

(a)           Schedule 4.12(a) contains a list and description (showing in each case the products, devices, processes, services, businesses or publications related thereto, the registered or other owner, expiration date and registration or application number, if any) of all material intellectual property owned by, or licensed to, the Company in the conduct of the Business (“Intellectual Property”).  The term “Intellectual Property” includes, in each case below, each of the following which is owned by, or licensed to, the Company:

(i)            all United States, state and non-U.S. patents, filed provisional patent applications, filed patent applications, filed continuations, filed continuation-in-part patent applications, filed divisional patent applications, reissued patents, patent disclosures, filed industrial design applications, registered industrial designs (“Patent Rights”);

(ii)           all United States, state and non-U.S. trademark and service mark applications and registrations, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting its business or has within the previous five years conducted its business), Internet domain names, moral rights, designs, logos and slogans and general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing, and all goodwill of the business associated therewith (“Trademarks”);

(iii)          all United States, state and non-U.S. copyrights and copyrightable works, whether registered or unregistered and pending applications to register the same (“Copyrights”); and

(iv)          all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, or other proprietary information (“Trade Secrets”).

(b)           Schedule 4.12(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company in the conduct of the Business, provided that Schedule 4.12(b) does not list mass market Software licensed to the Company that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(c)           Schedule 4.12(c) contains a list and brief description (showing in each case the parties thereto and the dates thereof) of all material written agreements, commitments, contracts, licenses, sublicenses, assignments and indemnities which relate to any Intellectual Property or Software identified in Sections 4.12(a) and 4.12(b).  The Company is not in material breach of any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity so listed, and the Company has not taken any action which would impair or otherwise adversely effect its rights in any of the Intellectual Property or Software so listed.

(d)           Except as disclosed in Schedule 4.12(d), the Company either:  (i) owns the entire right, title and interest in and to the Intellectual Property and Software, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same, and to the Knowledge of the Company, there is no other Intellectual Property necessary for the Company to conduct the Business as currently conducted or planned to be conducted.  Except as set forth in Schedule 4.12(d), the Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration required to be identified in Schedules 4.12(a) and 4.12(b) as being owned by the Company.

(e)           The transactions contemplated by this Agreement and Seller Ancillary Agreements will have no adverse effect on the validity and enforceability of any of the Intellectual Property, Software or materials identified in Section 4.12(c), and the Company’s rights, title and interest thereto immediately after the Closing Date shall be identical to such rights, title and interest thereto immediately prior to the Closing Date.

(f)            Except as disclosed on Schedule 4.12(f), to the Company’s Knowledge: (i) all registrations for Intellectual Property identified as being owned by the Company remain in force, and all applications to register any unregistered Intellectual Property are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software; and (iv) the Company is unaware of any infringement by any Person on any Intellectual Property owned by the Company.  Correct and complete copies of (x) registrations for all registered copyrights, trademark registrations, trade names, and patents identified as being owned by the Company, (y)

all pending applications to register unregistered Intellectual Property (together with any subsequent correspondence or filings relating to the foregoing), and (z) all items identified in Section 4.12(c), have heretofore been delivered to Buyer.

(g)           To Seller’s Knowledge, except as disclosed in Schedule 4.12(g): (i) no infringement by the Company of any copyright, trademark, service mark, patent, trade secret or other property right of any other Person has occurred or results in any way from the operations of the Business; (ii) no claim of any infringement of any copyright, trademark, service mark, patent, trade secret or other property right of any other Person has been made or asserted in respect of the Company or the operation of the Business; and (iii) the Company has had no actual notice of, nor any Knowledge of any claim against the Company that its operations, activities, products, software, equipment, machinery or processes of the Business infringe any copyright, trademark, service mark, patent, trade secret or other property right of any other Person.

(h)           Except as disclosed on Schedule 4.12(h), to the Company’s Knowledge, the Software is not subject to any transfer, assignment, site, equipment, or other operational limitations.

(i)            The Company does not own or possess any Software and uses only Software that is an “off the shelf” package, except as listed on Schedule 4.12(i).

(j)            Except as disclosed on Schedule 4.12(j), each employee, agent, consultant, or contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company or any predecessor in interest thereto either:  (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

4.13.       Accounts Receivable; Inventories.

(a)           Set forth on Schedule 4.13(a) is an aging of accounts receivable as of the Balance Sheet Date.  All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of the Business.  To the Company’s Knowledge, all accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet and not subject to any setoffs or counterclaims.  None of the accounts receivable to be reflected in the Closing Date Balance Sheet will be subject to any setoffs or counterclaims.

(b)           The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company, the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date, and the reserve for inventory obsolescence to be contained in the Closing Date Balance Sheet will fairly reflect the amount of obsolete inventory as of the Closing Date.  Schedule 4.13(b) sets forth a list of locations where material inventories of the Company are located.

4.14.       Title to Property.  The Company has good and marketable title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 4.14.  Except as set forth on Schedule 4.14, the Company has fulfilled and performed in all material respects all of its obligations, and all obligations binding upon any property, under each of the Encumbrances to which any property is subject, and the Company is not in material breach or default under, or in material violation of, or material noncompliance with, any such Encumbrances, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance.  The consummation of the transactions contemplated by this Agreement will not result in any breach, default, violation, noncompliance or forfeiture or impairment of any rights under any Encumbrance to which any property is subject, or require any consent, approval or act of, or the making of any filing with, any other party to or benefited by or holding rights under or with respect to any such Encumbrance.

4.15.       Employees and Related Agreements; ERISA.

(a)           Set forth in Schedule 4.15(a) is a true and complete list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability or is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company or any ERISA Affiliate due to such employment (the “Pension Plans”).  Set forth in Schedule 4.15(a) is a true and complete list of each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the “Welfare Plans”) (the Pension Plans and Welfare Plans being the “ERISA Benefit Plans”).  In addition, set forth in Schedule 4.15(a) is a true and complete list of each other “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is or has ever been subject to Section 302 of ERISA and (i) maintained by the Company or any ERISA Affiliate at any time during the six-year period prior to the Closing Date, or (ii) with respect to which the Company or any ERISA Affiliate was required to make any payment at any time during such period (the “Prior Pension Plans”).

(b)           Other than those listed in Schedule 4.15(a), set forth in Schedule 4.15(b) is a true and complete list of each of the following to which the Company is a party or with respect to which it has any liability or is or will be required to make any payment (the “Non-ERISA Commitments”):

(i)            each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

(ii)           each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, confidentiality agreement, covenant not to compete and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits).

(c)           The Company has delivered to Buyer correct and complete copies of: (i) all written Non-ERISA Commitments; (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment; and (iii) a written summary of each Non-ERISA Commitment.  Schedule 4.15(b) contains a complete and accurate description of all oral Non-ERISA Commitments.  Except as disclosed in Schedule 4.15(a) or Schedule 4.15(b), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States of America.

(d)           The Company has never been party to, or been required to contribute to, any ERISA Benefit Plan which is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).  With respect to each ERISA Benefit Plan of the Company, the Company has delivered to Buyer correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the most recently begun three plan years for which such reports exist, (vi) the most recent determination letter issued by the IRS and the application submitted with respect to such letter, (vii) PBGC Form 1 for the most recently begun plan year and (viii) all correspondence with the IRS, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy.  Each report described in clause (v) of the preceding sentence accurately describes the funded status of the plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such plan.

(e)           With respect to each Pension Plan subject to Section 302 of ERISA, (i) no proceeding has been initiated to terminate such plan, (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA), (iii) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived, has occurred, (iv) no person has failed to make a required installment or any other payment required under Section 412 of the Code before the applicable due date, (v) neither the Company nor any ERISA Affiliate has provided or is required to provide security to such plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability, and (vi) without any additional contributions being made to such plan, the assets of such plan are sufficient to satisfy all obligations of the plan if the plan were to terminate (regardless of whether the plan can legally terminate) the present value of all “benefit liabilities” (as such term is defined in Section 4001(a)(16) of ERISA) does not exceed the current fair market value of the assets of such plan (determined by using the actuarial assumptions used for the most recent actuarial valuation.) Each Pension Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

(f)            To the Company’s Knowledge, there is no pending or threatened claim in respect of any of the ERISA Benefit Plans or Non-ERISA Commitments other than non-disputed claims for benefits in the ordinary course of business.  Except as set forth in Schedule 4.15(f), each of the ERISA Benefit Plans (i) has been administered substantially in accordance with its terms and (ii) complies in form, and has been administered substantially in accordance with the applicable Requirements of Law, including without limitation, ERISA and, where applicable, the Code.  The Company and each ERISA Affiliate has complied with the health care continuation requirements of Part 6 of Title I of ERISA.  The Company has no current or future obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA.  The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant.  The Company is in substantial compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN or similar state law provisions.

(g)           Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which is reasonably likely to subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

(h)           The Company has no potential liability, whether direct or indirect, contingent or otherwise, under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

(i)            Schedule 4.15(i) contains a list of all ERISA Affiliates of the Company.  For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) by Seller; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Seller or any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

(j)            Schedule 4.15(j) contains:  (i) a list of all employees or commission salespersons of the Company as of November 30, 2007 who, in 2007, earned or will likely earn at a rate of compensation in excess of $60,000; (ii) the then current rate of annual compensation of, and a description of the fringe benefits (other than those generally available to all employees of the Company) provided by the Company to any such employees or commission salespersons; (iii) a list of all present or former employees or commission salespersons of the Company who were paid or will likely be paid at a rate of compensation in excess of $60,000 in calendar year 2007 who have terminated or given notice of their intention to terminate their relationship with the Company; (iv) a list of any increase, effective after November 30, 2007, in the rate of compensation of any employees or commission salespersons if such increase exceeds 3% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons made with respect to any employee or sales person so listed since January 1, 2007.

(k)           Except as set forth in Schedule 4.15(k), to the Company’s Knowledge, (i) the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest”, including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company or any Subsidiary, and (ii) there are no situations with respect to the Company or any Subsidiary which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by any federal, foreign, state or local government agency or authority.

(l)            Neither the Company nor any officer, employee or agent thereof or other person acting on its behalf has, directly or indirectly, since its date of incorporation, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business of the Company (or assist the Company in connection with any actual or proposed transaction) (i) which is unlawful and might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, the Business, operations or prospects of the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

4.16.       Employee Relations.  Except as set forth in Schedule 4.16, the Company has  substantially complied with all applicable Requirements of Law relating to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  The Company has not received a written notice of any unfair labor practice charge or complaint pending against it or, to the Knowledge of the Company, is any such charge or complaint threatened against it.  There is no lockout of any employees of the Company and no such action is contemplated by the

Company.  There is no labor strike, material dispute, request for representation, slowdown or stoppage actually pending or to the Knowledge of the Company, threatened against or affecting the Company nor, to the Company’s Knowledge, any secondary boycott with respect to products of the Company.  The Company believes that its relations with the employees of the Company are satisfactory.  The Company is not a party to any collective bargaining agreement, and the Company is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company.  Schedule 4.16 sets forth a description of any union organizing or election activities involving any non-union employees of the Company which have occurred since January 1, 2005 or, to the Knowledge of the Company, are threatened as of the date hereof.  No executive or manager of the Company (a) has, to the Company’s Knowledge, any present intention to terminate his or her employment or (b) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person other than the Company.

4.17.       Contracts.  Except as set forth in Schedule 4.17 or any other Schedule hereto, the Company is not a party to or bound by:

(i)            any contract for the purchase or sale of real property or contract for the lease or sublease of real property having an annual base rent in excess of $10,000;

(ii)           any executory contract (other than a contract consisting solely of a purchase order) for the purchase of services, materials, supplies or equipment which (x) involved the payment of more than $25,000 in 2007, (y) can reasonably be expected to involve the payment of more than $25,000 in 2008 or (z) has a term that extends beyond June 30, 2008;

(iii)          any executory contract (other than a contract consisting solely of a purchase order) for the purchase or sale of machinery, equipment or other tangible assets (other than inventory) that involves the payment of more than $25,000, or lease or use (whether as a lessee or lessor) of personal property having an annual base rent in excess of $10,000;

(iv)          any executory contract (other than a contract consisting solely of a purchase order) for the sale of goods or services which (x) involved the payment of more than $25,000 in 2007, (y) can reasonably be expected to involve the payment of more than $25,000 in 2008 or (z) has a term that extends beyond June 30, 2008;

(v)           any executory contract for the purchase, licensing or development of Software or relating to Intellectual Property that involved the fixed payment of more than $25,000 in 2007 or under which royalties paid by or to the Company exceeded in fiscal year 2007, or is expected to exceed in fiscal year 2008, $25,000;

(vi)          any executory consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(vii)         any guaranties, surety bonds or surety agreements;

(viii)        any executory contract which limits or restricts where the Company may conduct the Business or the type or line of business in which the Company may engage;

(ix)           any agreement which provides for, or relates to (a) the incurrence of indebtedness for borrowed money by the Company or under which it has imposed an Encumbrance on any of the Company’s assets, tangible or intangible, or (b) extension of credit (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing) in favor of the Company by a third Person, including officers and employees, other than in the ordinary course of business consistent with past practice;

(x)            any contract which provides for, or relates to, any non-competition or confidentiality arrangement with any Person, including any current or former officer or employee of Seller;

(xi)           any written contract (i) for the employment of any individual or third Person provider on a full-time, part-time, consulting, or other basis providing annual rate of compensation (or minimum fixed compensation) in excess of $60,000 or (ii) providing, in the case of an employee, severance benefits other than as specified in the general policies of the Company;

(xii)          any executory contract or group of related contracts for capital expenditures in excess of $25,000 for any single project or related series of projects;

(xiii)         any executory contract relating to the distribution, marketing, advertising or sales of its products and/or services;

(xiv)        plans or contracts or arrangements providing for bonuses, options, deferred compensation, severance, retirement payments, profit sharing, medical or dental benefits or other fringe benefit plans or arrangements covering its current and former officers and employees;

(xv)         any contract between the Company, on the one hand, and any of its Affiliates, on the other hand;

(xvi)        any partnership, joint development, joint venture, strategic alliance or other similar arrangement or agreement involving a sharing of profits or losses;

(xvii)       settlement, conciliation or similar agreements pursuant to which the Company will be required as of and after the date of this Agreement to pay consideration in excess of $25,000;

(xviii)      any collective bargaining agreements;

(xix)         any contract which (i) involves payments or receipts by the Company of more than $25,000 (other than for the purchase or sale of goods or rendering services in the ordinary course of business), or (ii) is not terminable on one hundred eighty (180) days or less notice; or

(xx)          any agreement under which the consequence of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company.

4.18.       Status of Contracts.  Except as set forth in Schedule 4.18 or in any other Schedule hereto:

(a)           each of the leases, contracts and other agreements listed in Schedules 4.10(b), 4.11(b), 4.12(c), 4.15(b) and 4.17 (collectively, the “Company Agreements”) constitutes, to the extent it confers benefits on the Company, to the Knowledge of the Company, a legal, valid, binding and enforceable obligation of the other Person thereto and is in full force and effect and (except as set forth in Schedule 4.3(c) and except for those Company Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms after the Closing, in each case without the Company having breached the terms thereof, without any forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party;

(b)           the Company has fulfilled and performed its material obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, material breach or default under, nor, to the Company’s Knowledge, is there or is there alleged to be any basis for termination of, any of the Company Agreements.  To the Company’s Knowledge, no party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any such other party, or give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance under any of the Company Agreements;

(c)           the Company has not repudiated any provision of, or is currently renegotiating any of, the Company Agreements or paying liquidated damages in lieu of performance thereunder;

(d)           the Company has not received any notice from any party to any Company Agreement claiming a breach by the Company thereunder or indicating such party’s intention  to terminate, renegotiate, cancel or decrease the rate of business done with the Company;

(e)           the Company is not party to any contract requiring it to purchase goods or services above prevailing market rates and prices or to sell goods or services below prevailing market rates or below the cost of such goods or services to the Company; or

(f)            Seller has delivered to Buyer complete and correct copies of each Company Agreement (as amended to date, together will all waivers thereto) and a written summary of each oral Company Agreement.

4.19.       No Violation or Litigation.  Except as set forth in Schedule 4.19:

(a)           none of the Shares, the Seller or the Company, or any of Company’s assets or properties is subject to any Court Order;

(b)           the assets and properties of the Company and their uses substantially comply with all applicable Requirements of Law and Court Orders;

(c)           the Company is in substantial compliance with all Requirements of Law and Court Orders which are applicable to the Company, its assets, properties or the Business;

(d)           there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against or affecting the Shares or the Company or its assets or properties or the Business nor, to the Knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant or which relates to the Shares, the Company’s assets or properties or the Business;

(e)           there is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(f)            to the Knowledge of the Company, no legislative or regulatory proposal has been adopted or is pending which could reasonably be expected to materially adversely affect the Shares, the Company or the Business.

4.20.       Environmental Matters.  Except as set forth in Schedule 4.20:

(a)           the operations of the Company comply in all material respects with, and, for the past five (5) years, the Business has been in compliance in all material respects with, all applicable Environmental Laws;

(b)           the Company has obtained all environmental, health and safety Governmental Permits necessary for its operations, and all such Governmental Permits are in good standing and the Company is, and has been since the date of its incorporation, in compliance with all terms and conditions of such permits in all material respects;

(c)           all Persons being utilized by the Company as of the Closing Date to remove, store, handle, transport, dispose, bury, incinerate, recover or treat any waste have, to the Company’s Knowledge, all franchises, permits, licenses, certificates of compliance, consents, approvals and authorizations of, and registrations with, all Governmental Bodies necessary or required under all Environmental Laws to perform the services for which they have been hired;

(d)           none of the Company, nor any of the present Company Property or operations, or the past Company Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including, to the Knowledge of the Company any prior owner or operator of Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

(e)           the Company is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(f)            since January 1, 2003, neither the Company nor the Business has:

(i)            reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

(ii)           filed a notice pursuant to Section 103(c) of CERCLA;

(iii)          been listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action;

(iv)          filed notice pursuant to Section 3010 of RCRA indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or

(v)           filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

(g)           there is not now, nor to the Knowledge of Company has there ever been, on or in any Company Property:

(i)            any treatment, recycling, storage or disposal of any Contaminant or hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

(ii)           any underground storage tank or surface impoundment or landfill or waste pile;

(h)           there is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

(i)            the Company has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

(j)            no Environmental Encumbrance has attached to any Company Property;

(k)           any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law; and

(l)            none of the Products in the past contained or now contains asbestos or asbestos-containing material.

Pursuant to this Section 4.20, Seller has provided to Buyer all environmental audits, assessments and reports and all other documentation relating to environmental, health or safety liabilities, in each case relating to the past or current properties, facilities or operations of the Company and its predecessors, which are in its possession or under its reasonable control.

4.21.       Insurance.

(a)           The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business.  Schedule 4.21(a) sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company.  All such insurance policies are legal, valid, binding, and enforceable.  The Company shall keep or cause such insurance or comparable insurance in full force and effect through the Closing Date and such insurance shall continue to be in full force and effect on identical terms after the Closing Date.  The Company has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Except as disclosed in Schedule 4.21(a), the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and to the Knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the policyholder or the insured thereunder.  Each of such policies is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.  Seller has delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company’s assets.

(b)           Schedule 4.21(b) includes a list of (i) each product liability claim submitted to the Company since January 1, 2005, except for those claims which the Company’s insurers have accepted defense without reservation of rights.  Except for such claims, the full policy limits (subject to deductibles provided therein) are available and unimpaired under each such policy.  The Company has complied with each such policy in all material respects and has not failed to give any notice or present any claim thereunder in a due and timely manner.

(c)           The liability and excess liability insurance policies listed on Schedule 4.21(c) provide product liability coverage for the Company on an occurrence basis, cover all claims for injuries which have occurred or may occur on or prior to the Closing Date and will (subject to their policy limits) cover payment of any adverse judgment rendered against the Company in any claim arising out of a product liability occurrence occurring on or prior to the Closing Date.

4.22.       Customers and Suppliers.  Schedule 4.22 sets forth (i) a list of names and addresses of the twenty (20) largest customers and the ten (10) largest suppliers (measured by dollar volume of purchases or sales in each case) of the Company and the percentage of the Business which each such customer or supplier represents or represented during the year ended December 31, 2006 and the eleven (11) months ended November 30, 2007; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by the Company.  Except as set forth in Schedule 4.22, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers listed in Schedule 4.22, or whose purchases individually or in the aggregate are material to the operations of the Business, or with any supplier or group of suppliers listed in Schedule 4.22, or whose sales individually or in the aggregate are material to the operations of the Company, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which could reasonably be expected to have a Material Adverse Effect on the Company or interfere with the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

4.23.       Budgets.  Schedule 4.23 sets forth as of the date hereof the operating budget of the Company prepared in the ordinary course of the Business for the fiscal year ending December 31, 2008.  Seller hereby represents that the Company does not prepare capital expenditure budgets.

4.24.       Warranties; Product Defects.

(a)           Schedule 4.24(a) describes the warranties covering the Company’s existing product line (identifying the products or models to which each such warranty applies).  The Company’s products manufactured, merchandised, serviced, distributed, sold or delivered by the Company at any time on or prior to the Closing Date have been in substantial conformity with all applicable Requirements of Law and all contractual commitments and express or implied warranties.  To the Knowledge of the Company, no material liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by the Company at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Balance Sheet.

(b)           Schedule 4.24(b) sets forth a list of all (i) of the Company’s products which have been recalled, withdrawn or suspended (other than (x) products discontinued or suspended in the ordinary course of business or by reason of business decisions made without regard to (1) concerns as to design or other inherent defect or risk to the safety of the users thereof or (2) concerns of any Governmental Body and (y) isolated instances with respect to particular product units which are not representative of an entire product category) since January 1, 2005 and (ii) proceedings pending against the Company at any time since January 1, 2005 (whether such proceeding have since been resolved or remain pending) seeking the recall, withdrawal, suspension or seizure of any of the Company’s products or seeking to enjoin the Company from engaging in activities pertaining to any of the Company’s products.

                4.25.       Authority to Bind the Company. Schedule 4.25 sets forth each employee and sales representative of the Company who has the authority to bind the Company in connection with price quotations or acceptance of orders for the Company’s goods.

4.26.       No Finder. Except as set forth on Schedule 4.26, the Company has not paid, become obligated to pay, or will become obligated to pay, any fee, commission or similar payment to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.27.       Financial Projections. The Company has made available to Buyer certain financial projections with respect to the Business, which projections were prepared for internal use only. Seller makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that Seller represents and warrants that such projections were prepared in good faith and are based on assumptions believed by Seller to be reasonable.

4.28.       Bank Accounts; Power of Attorney; Minute Books.

(a)           Schedule 4.28 sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company and a complete and correct copy thereof.

(b)           True and complete copies of the minute books of the Company have been delivered to Buyer. Such minute books contain true and complete records of all meetings and other corporate action taken by the board of directors and stockholders of the Company.

4.29.       Related and Other Transactions.

(a)           Schedule 4.29(a) sets forth (i) a description of (A) all services provided by the Company to Seller or any Affiliate of Seller and (B) any use by Seller or any other Affiliate thereof of either (x) any assets or properties of the Company or (y) any employees of the Company for any purpose other than the conduct of the Business, and the manner in which the Company has been compensated for the costs of providing such services or use, and (ii) a description of (A) all services provided by Seller or any Affiliate of Seller to the Company and (B) any use by the Company of either (x) any assets or properties owned by the Seller or any other Affiliate thereof or (y) any employees of Seller or any other Affiliate thereof for the conduct of the Business, and the manner in which the Company has compensated the Seller or such Affiliate for the costs of providing such services or use.

(b)           Except as set forth in Schedule 4.29(b), since January 1, 2006, the Company has not, directly or indirectly, purchased, leased or otherwise acquired any material property or obtained any material services, or sold, leased or otherwise disposed of any material property or furnished any material services (except with respect to remuneration for services rendered as a director, officer or employee of the Company as disclosed to Buyer), or entered into any business relationship or arrangement, in the ordinary course of business or otherwise, from or to (i) Seller, (ii) any Affiliate of Seller or the Company, (iii) any Person who is an officer, director or employee (or any family member of the foregoing Persons), of the Company, (iv) any member of Seller’s immediate family or other relative of first degree, or (v) any Associate of any person referred to in clause (i), (ii), (iii), or (iv) above (collectively, “Related Persons”). Except as set forth in Schedule 4.29(b), the Company does not owe any amount in excess of $10,000 to, or have any contract with or commitment to, any Related Person (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business as disclosed to Buyer) and none of such Related Persons owes any amount in excess of $10,000 to the Company.

4.30.       Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules referred to in this ARTICLE IV, and none of the other information or documents furnished to Buyer or any of its representatives by Seller or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. Seller is aware of no fact or facts which will adversely affect, or in the future is or are likely to adversely affect, the Shares, the Company or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

5.1.         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.

5.2.         Authority of Buyer; No Conflict.

(a)           Buyer has full power and authority to execute, deliver and perform this Agreement and all Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and Buyer Ancillary Agreements by Buyer have been duly authorized and approved by the board of directors of Buyer and such actions do not require any further authorization or consent of Buyer’s shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement nor any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Certificate of Formation or operating agreement of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its assets or properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Law affecting Buyer; or

(ii)           require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

5.3.         No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.4.         Investment Representation. The Shares are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act of 1933 or pursuant to an applicable exemption therefrom.

5.5.         Solvency. Buyer is solvent and has adequate capital and financing resources, and as of the Closing Date will have adequate capital and financing resources, to purchase the Shares and to make all payments required to be made by Buyer under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1.         Use of Names. Seller agrees that, from and after the Closing Date, Seller shall, and shall cause each of Seller’s Affiliates to, discontinue the use of the name “CoCaLo” or “CoCaLo Inc.” (or any derivative thereof).

6.2.         Taxes.

(a)           Liability for Taxes. Seller shall be liable for and pay, and pursuant to ARTICLE IX shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from all Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group); provided, however, that Seller, shall not be responsible for (a) any Taxes to the extent shown as a liability or reserve for Tax liabilities (excluding any liability or reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Date Balance Sheet and included in the actual Working Capital, and (b) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of the Company by Buyer (the Taxes described in this proviso, hereinafter “Excluded Taxes”).

(i)            For purposes of the foregoing paragraph, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at 11:59 p.m. (Pacific Standard Time) on the Closing Date and the other which began at the 12:00 a.m. (Pacific Standard Time) on the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(ii)           Seller shall be liable for and pay, and pursuant to ARTICLE IX shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement. For the avoidance of doubt, Seller shall pay any Tax imposed on the Company attributable to the deemed sale of the assets arising from the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Section 1374 or (ii) any state, local or foreign Tax imposed on the Company’s deemed sale gain; provided, however, that Seller may be reimbursed for any Tax Increment relating to the Section 338(h)(10) Election in accordance with Section 6.2(g)(ii).

(iii)          If Buyer or the Company becomes entitled to a refund or credit of Taxes for which Seller is liable under this Section 6.2(a) to indemnify Buyer and the Company, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to Buyer or the Company, Seller shall not be entitled to the benefit of such refund or credit. In the event that any Taxes for which a payment has been made to Buyer by Seller are subsequently reduced or eliminated, Buyer shall pay to Seller the amount by which such Taxes are reduced or eliminated, provided that any such reduction or elimination is not attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date.

(iv)          For purposes of this Section 6.2, Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

(b)           Tax Returns.

(i)            Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for periods ending on or prior to the Closing Date and Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Buyer and/or the Company after the Closing Date (other than those covered by the first sentence of this Section 6.2(b)(i)) and Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

(ii)           Seller or Buyer shall reimburse the other party for the Taxes for which Seller or Buyer is liable pursuant to paragraph (a) of this Section 6.2 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. In no event shall the foregoing reimbursement obligations be limited in any way by limitations set forth in Sections 9.1 or 9.2. All Tax Returns which Seller is required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable under this Section 6.2 or accelerating deductions to periods for which Seller is liable under this Section 6.2).

(c)           Contest Provisions.

(i)            Buyer shall notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which Seller would be required to indemnify Buyer Group Members pursuant to paragraph (a) of this Section 6.2, provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.

(ii)           Seller shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which Seller would be required to indemnify Buyer Group Members pursuant to paragraph (a) of this Section 6.2 and which relate to taxable periods ending on or before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller shall have no right to represent the Company’s interests in any Tax audit or administrative or court proceeding unless Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith, and shall have agreed with Buyer in writing that, as between Buyer and Seller, Seller shall be liable for any Losses and Expenses relating to Taxes that result from such audit or proceeding; provided, further, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on Buyer or any Affiliate thereof any obligation to defend the Company in any Tax audit or administrative or court proceeding. Buyer shall have the sole right to defend the Company with respect to any issue arising with respect to any such Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could reasonably be expected to adversely affect the liability for Taxes of any Buyer Group Member or the Company for any period after the Closing Date to any extent unless Seller has received the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(iii)          In the case of any Tax audit or administrative or court proceeding relating to a Straddle Period, Buyer shall have the sole right to represent the

Company’s interests and Seller shall be entitled to participate in any Tax audit or administrative or court proceeding relating to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date for which Seller would be required to indemnify Buyer Group Members pursuant to paragraph (a) of this Section 6.2; provided, however, that to the extent that such audit or proceeding relates solely to Tax liabilities for which Sellers would be required to indemnify Buyer Group Members pursuant to paragraph (a) of this Section 6.2 and to the taxable period of such Straddle Period ending on or before the Closing Date this Section 6.2(c)(iii) shall not apply and Section 6.2(c)(ii) shall apply.

(d)           Assistance and Cooperation. After the Closing Date, Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a) of this Section 6.2 (relating to sales, transfer and similar Taxes);

(ii)           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 6.2, and in connection therewith provide the other party necessary powers of attorney;

(iii)          cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iv)          make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(v)           furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e)           Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

(f)            No Duplication of Indemnities. To the extent that the provisions of this Section 6.2 conflict with the provisions of ARTICLE IX, the provisions of this Section 6.2 shall control and no double payment shall be made with respect to any breach or alleged breach of any representation or warranty contained in Section 4.7.

(g)           Section 338(h)(10) Election.

(i)            Seller will join with Buyer in making a Section 338(h)(10) Election with respect to the Company. Buyer and Seller shall take (or cause to be taken) all actions necessary and appropriate (including timely filing such forms,

Tax returns, elections, schedules and other documents as may be required), at such party’s cost and expense, to effect and preserve a timely Section 338(h)(10) Election in accordance with the requirements of Section 338 of the Code and under similar provisions of state, local or foreign tax law with respect to the purchase of the Shares. Seller represents that a Section 338(h)(10) Election can be made with respect to the Company in connection with the sale of the Shares contemplated by this Agreement. Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall provide Seller with properly completed copies of Form 8023 for the Section 338(h)(10) Election (and any corresponding state or local Tax forms) forty-five (45) days before each is required to be filed. Seller shall review and comment on such Forms within twenty (20) days of Seller’s receipt thereof. As long as Buyer incorporates any reasonable comments of Seller (and has not made any other revisions to such Forms except those approved by Seller) and Seller is provided with such revised Forms at least 10 days prior to the filing deadline, Seller shall execute and deliver to Buyer within such 10 days any such Forms for filing by Buyer. Any disagreement over the content of such Forms shall be settled by the Company Accountants. Attached hereto as Exhibit A is the methodology by which the Base Purchase Price shall be allocated among the assets of the Company to be reflected on IRS Form 8883, Asset Allocation Statement. Buyer and Seller shall, not later than forty-five (45) days after the final determination of the amount of any payment required by Section 2.1, jointly agree upon the additional allocations to be reflected on such IRS Form 8883, Asset Allocation Statement. If they cannot so agree, the additional allocations shall be determined by the Company Accountants. Each of the parties hereto shall prepare all Tax returns in a manner consistent with the Allocations and shall not take or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice the Section 338(h)(10) Election. The parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or Seller in order to timely file the Section 338(h)(10) Election.

(ii)           In the event that the making of the Section 338(h)(10) Election increases the Tax the Seller would required to pay with respect to the sale of Shares hereunder, the Buyer shall reimburse the Seller in an amount equal to the sum of (i)(A) the amount of the Asset Sale Tax, less (B) the amount of the Stock Sale Tax, plus (ii) any additional Tax due because of such reimbursement (the “Tax Increment”). As promptly as practicable following the filing of IRS Form 8883 (but in no event later than 45 days after such filing), Seller shall furnish a computation provided by Seller’s tax advisor showing Seller’s calculation of the Tax Increment. Unless Buyer and its accountants shall deliver a written notice objecting to such calculation within twenty (20) Business Days, such calculation shall be final and Buyer shall pay the Seller the Tax Increment, which shall be deemed an additional amount of Purchase Price and an adjustment thereto. If Buyer disputes Seller’s computation of the Tax Increment, and Buyer and Seller are unable to resolve Buyer’s objections within an additional twenty (20)

Business Days, either Buyer or Seller may submit their dispute about the Tax Increment to the Agreed Accounting Firm for a decision in accordance with the procedures outlined in Section 2.3(d) and (e).

(iii)          As promptly as practicable following the payment of the Additional Earnout Payment, and to the extent required, the filing of a supplemented IRS Form 8883 (but in no event later than 45 days after such filing), Seller shall furnish a computation provided by Seller’s tax advisor showing Seller’s calculation of the additional Tax Increment, if any, due by reason of the payment of the Additional Earnout Payment (the “Additional Tax Increment”).  Unless Buyer and its accountants shall deliver a written notice objecting to such calculation within twenty (20) Business Days, such calculation shall be final and Buyer shall pay the Seller the Additional Tax Increment, which shall be deemed an additional amount of Purchase Price and an adjustment thereto.  If Buyer disputes Seller’s computation of the Additional Tax Increment, and Buyer and Seller are unable to resolve Buyer’s objections within an additional twenty (20) Business Days, either Buyer or Seller may submit their dispute about the Additional Tax Increment to the Agreed Accounting Firm for a decision in accordance with the procedures outlined in Section 2.3(d) and (e).

(iv)          Notwithstanding any provision in Section 6.2(g)(ii) or Section 6.2(g)(iii) or any other provision in this Agreement, Buyer shall, to the extent that there are any outstanding amounts of Taxes for which Seller is liable under Section 6.2(a) or any claim for Losses and Expenses by Buyer relating to Taxes resulting from a breach of the representations and warranties contained in Section 4.7 at the time such payment of such Tax Increment or Additional Tax Increment becomes due, be entitled to withhold from such payment an amount equal to the maximum amount of such Tax, Losses or Expenses payable by Seller, as determined by Buyer in its reasonable discretion. Unless Seller and its accountants shall deliver a written notice objecting to such Tax, Losses or Expenses withheld within twenty (20) Business Days, such Tax, Losses or Expenses withheld shall be final. If Seller disputes Buyer’s computation of the such Tax, Losses or Expenses payable by Seller, and Buyer and Seller are unable to resolve Seller’s objections within an additional twenty (20) Business Days, either Buyer or Seller may submit their dispute about such amount withheld to the Agreed Accounting Firm for a decision in accordance with the procedures outlined in Section 2.3(d) and (e).  Buyer’s setoff of such Tax, Losses or Expenses against the Tax Increment or Additional Tax Increment in accordance with this Section shall not be a waiver of any claim in respect such Tax, Losses or Expenses to the extent that such Tax, Losses or Expenses exceed such Tax Increment or Additional Tax Increment, which such excess shall remain reimburseable to Buyer pursuant to the indemnification provisions hereof.  For the avoidance of doubt, there shall be no reimbursements hereunder attributable to any Tax imposed under Section 1374 of the Code (or any similar provision of state or local law) with respect to the deemed asset sale arising from the Section 338(h)(10) Election (or from any similar provision under state, local or foreign law).

6.3.         Conduct of Business Pending the Closing; Disclosure Supplements.

(a)           From the date hereof until the Closing, except as otherwise contemplated by this Agreement including the Schedules hereto or with the consent of the Buyer, Seller shall cause the Company to be operated in the ordinary course in a manner consistent with past practice.

(b)           From time to time before the Closing, Seller will use Seller’s commercially reasonable efforts to promptly advise Buyer in writing (any such written disclosure, a “Pre-Closing Disclosure”) of any matter that becomes known to Seller that, if existing, occurring or known at or before the date of this Agreement, would have been required to have been set forth or described on any Schedule attached hereto, or that is necessary to correct any information on any such Schedule that is or has become inaccurate; provided, however, that if any matter described on such Pre-Closing Disclosure is material (determined in the Buyer’s sole and absolute discretion), Buyer shall have the right to terminate this Agreement immediately.  During the same period, Seller shall also promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely and Buyer shall also promptly notify the Seller if it becomes aware of the occurrence of any breach of any covenant of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

6.4.         Conduct of Business Following the Closing.   Following the Closing, Buyer shall cause the Business to be operated in substantially the same manner as previously conducted, to the extent commercially reasonable and feasible, except (i) that it is anticipated that all operating functions other than design, sales and marketing will be integrated by Parent or its Subsidiaries on a time schedule determined after reasonable, good faith consultation with Renee Pepys Lowe, and in a manner which is intended to protect the separate identity of the Company’s Brands, with similar operations (including warehousing, accounting, inventory planning, human resources, and risk management) conducted by Parent or its Subsidiaries on Parent’s or its Subsidiaries’ premises, or (ii) as may be agreed upon by Renee Pepys Lowe, acting in good faith, with the goal of accomplishing the achievement of the targets set forth in Section 2.6 above.  The integration described in (i) of the preceding sentence shall be conducted on a time schedule determined by Buyer subject to the consent of Renee Pepys Lowe (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, if during any twelve month period the end of which occurs on or prior to December 31, 2010, the Company’s Gross Profit for such twelve month period is materially less than the Company’s Gross Profit for 2007, Buyer shall be entitled to make any operational, design, sales, marketing or other changes with respect to the Business as it deems appropriate in its sole discretion.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1.         No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no breach by Seller in the performance of any of its covenants, obligations, undertakings and agreements herein; each of the representations and warranties of Seller contained or referred to herein (including, without limitation, those contained in Article IV) shall be true and correct in all respects on the Closing Date (except for representations made as of a specific date, which shall continue to be true as of such date, and changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement); and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by Seller.

7.2.         No Changes or Destruction of Property.  As of the Closing Date, there shall have been: (a) no Material Adverse Change in the Shares, the assets or properties of the Company, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company since December 31, 2007; (b) no Material Adverse Change in any federal or state law or regulation affecting the Business or the Company’s products or services; and (c) no material damage to the assets or properties of the Company by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed by Seller.

7.3.         Necessary Governmental Approvals.  Seller shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 4.3(c) or otherwise required to be obtained prior to the Closing by applicable Requirements of Law or which are necessary to prevent a Material Adverse Change in the Shares, the assets or properties of the Company, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company.

7.4.         Necessary Consents.  Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of the its assets is affected and which are specified in Schedule 7.4 or are otherwise necessary to prevent a Material Adverse Change in the Shares, the assets of the Company, the Business or in the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company.

7.5.         FIRPTA Certificate.  Seller shall have delivered to Buyer a Certification of Non-Foreign Status, in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b), and Buyer shall have no actual Knowledge that such certification is false or receive a notice that the certification is false pursuant to Treas. Reg. § 1.1445-4.

7.6.         Transaction Documents.  Buyer shall have received fully executed originals of: (i) this Agreement and (ii) each of the Seller Ancillary Agreements.

7.7.         No Judgment.  No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

7.8.         Master Lease Consent and Waiver.  The Company shall have obtained: (i) a consent to the assignment by the Sublessor under the Master Lease in respect of the sale of the Shares hereby; (ii) a waiver, in favor of Buyer’s financiers, of the Master Lessor’s right to assert a lien against any of the Company’s assets; and (iii) a consent of the Master Lessor to certain other actions of Buyer’s financiers, in a customary form, which is reasonably satisfactory to Buyer’s financier.

7.9.         Sublease Amendment.  The Company shall have obtained an amendment to the Sublease, in a form reasonably satisfactory to Buyer, whereby Sublessor shall become solely liable (as between the Sublessor and the Company) for (i) all repairs to the exterior walls, roof, parking areas and other areas other than the internal space actually leased to and utilized by Company, and (ii) all environmental obligations under the Master Lease and/or with respect to the premises located at 2920 Redhill Avenue, Costa Mesa, CA 92626, except for those directly caused by Company.  For avoidance of doubt, Company shall remain obligated for all repairs to interior portions of the space occupied by Company, and to all fixtures located therein, to the extent such repairs are necessitated by the act or omission of Company or its invitees.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1.         No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except for representations made as of a specific date, which shall continue to be true as of such date, and changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement); and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President, Chief Executive Officer, Managing Member or similar officer or manager of Buyer.

8.2.         Necessary Governmental Approvals.  Buyer shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

8.3.         Transaction Documents.  Seller shall have received fully executed originals of: (i) this Agreement; and (ii) each of the Buyer Ancillary Agreements.

8.4.         Levin Employment.  Seller shall have received written confirmation from Kids Line that Levin has agreed to extend the term of Levin’s employment with Kids Line for a term ending not earlier than December 31, 2010.

ARTICLE IX

INDEMNIFICATION

9.1.         Indemnification by Seller.

(a)           Seller hereby indemnifies and agrees to hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)            any failure of Seller to obtain prior to the Closing any consent set forth in Schedule 4.3(c);

(ii)           any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 4.19, if any;

(iii)          any liabilities of Seller or Seller’s Affiliates (other than the Company);

(iv)          any liabilities specified on Schedule 9.1;

(v)           the failure of Seller to pay, perform or discharge any and all Transaction Costs of the Seller incurred in connection with the Transaction that were not paid prior to Closing, nor included in the determining Base Purchase Price;

(vi)          any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto or in any Seller Ancillary Agreement; or

(vii)         any breach by Seller of any of Seller’s covenants or agreements, or any failure of Seller to perform any of Seller’s obligations, in this Agreement or in any Seller Ancillary Agreement;

provided, however, that: (i) Seller shall not be required to indemnify and hold harmless under clauses (vi) and (vii) of this Section 9.1(a) with respect to Losses and Expenses incurred by Buyer Group Members unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $100,000 (the “Indemnification Deductible”), and once such amount is exceeded, Seller shall indemnify Buyer Group Members only for the amount in excess of such Indemnification Deductible; and (ii) in no event shall the aggregate amount required to be paid by Seller pursuant to this Section 9.1(a) exceed $3,000,000 (the “Indemnity Cap”).  Notwithstanding the foregoing proviso or anything in this Agreement to the contrary, Losses and Expenses incurred as a result of clauses (i) — (v) of this Section 9.1(a) and inaccuracies of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.7, 4.15, 4.20 and 6.2 shall be subject to neither the Indemnification Deductible nor the Indemnity Cap.

(b)           The indemnification provided for in Section 9.1(a) shall terminate on the third anniversary of the Closing Date (and no claims shall be made by any Buyer Group Member under Section 9.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i)            the representations and warranties set forth in Sections 4.2, 4.3, 4.15, and the covenants of Seller under Sections 2.4, 6.1, 6.2 and this ARTICLE IX as to all of which no time limitation shall apply;

(ii)            the representations and warranties set forth in Sections 4.7, 4.20 and 4.15, which applicable statutes of limitations shall apply, and the covenants set forth in Section 6.2, which shall survive indefinitely pursuant to Section 6.2(e) hereof; and

(iii)           any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligations of Seller shall continue until the liability of Seller shall have been determined pursuant to this ARTICLE IX, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE IX.

(c)           In the event of the breach of any of the Seller’s representations and warranties that arises because of an undisclosed Company Agreement which obligates the Company to pay commissions based on sales to any of Company’s ten largest customers (by dollar volume) in 2007, Buyer’s Loss shall, in addition to the  loss actually sustained by virtue of the incurrence of a liability or obligation to pay sales commissions, be deemed to be in an amount equal to five (5.0) times the amount that must be so paid.  By way of example, if it is determined that Company is obligated to pay commissions based on  sales to one of the ten largest customers that were required to be disclosed on Schedule 4.15(j), but such commissions were not so disclosed and as a consequence the Company is obligated to pay an additional $100,000 to the claimant, Buyer’s Loss shall, in addition to the liability to pay such $100,000 commission, also include $500,000, for a total of $600,000.  In no other circumstance will Buyer’s Loss be calculated to be in an amount greater than the actual out of pocket liability incurred.

9.2.         Indemnification by Buyer.

(a)           Buyer hereby indemnifies and agrees to hold harmless Seller from and against any and all Losses and Expenses incurred by Seller in connection with or arising from:

(i)            any breach of any warranty or the inaccuracy of any representation of Buyer contained ARTICLE V or in any certificate delivered by or on behalf of Buyer pursuant hereto or in any Buyer Ancillary Agreement; or

(ii)           any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement or in any Buyer Ancillary Agreement.

(b)           The indemnification provided for in Section 9.2(a) shall terminate on the third anniversary of the Closing Date (and no claims shall be made by Seller under Section 9.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i)             the covenants set forth in Section 6.2, which shall survive indefinitely pursuant to Section 6.2(e) hereof; and

(ii)           any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this ARTICLE IX, and Buyer shall have reimbursed Seller for the full amount of such Loss and Expense in accordance with this ARTICLE IX.

9.3.         Notice and Determination of Claims.

(a)           Any Buyer Group Member, as one Party, or Seller, as the other Party, as applicable (the “Indemnified Party”), seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced and governed under Section 9.4; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)           After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE IX shall be paid within fifteen (15) days of receipt of the Claim Notice, unless the Indemnitor has given written notice to the Indemnified Party of an objection regarding the Claim Notice, in which case the claim for indemnification shall be resolved: (i) in accordance with the dispute resolution procedures of Section 10.16; (ii) by written agreement between the Indemnified Party and the Indemnitor; (iii) by a final judgment or decree of any court of competent jurisdiction (for purposes of this Section 9.3, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined); or (iv) by any other means to which the Indemnified Party and the Indemnitor shall agree.

(c)           In calculating any Loss or Expense incurred by an Indemnified Party, there shall be deducted any insurance recovery actually received in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), provided that any such deduction shall be net of any retrospective or prospective premium adjustments and any out-of-pocket costs and expenses incurred in connection with such insurance recovery.

9.4.         Third Person Claims.

(a)           Subject to Section 9.4(b) hereof, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)            the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)           the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party without regards to the Indemnity Cap.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b)           If any Third Person Claim against any Indemnified Party is solely for money damages not in excess of the Indemnity Cap, where Seller is the Indemnitor, and such Third Person Claim will have no continuing effect in any material respect on the assets or properties or Business of the Company or the Shares, then any Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitors to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

9.5.         Payment of Buyer Group Member Indemnification.  The amount of indemnification to which a Buyer Group Member shall be entitled under this ARTICLE IX shall be enforceable as follows:  in the case of all indemnification claims in excess of the Indemnification Deductible (other than claims for Losses and Expenses incurred as a result of Losses and Expenses incurred as a result of conditions described in Sections 9.1(i) — 9.1(v) or as a result of inaccuracies of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.7, 4.15, 4.20 and 6.2, as to which the Indemnification Deductible does not apply), first as an offset pursuant to Section 9.6, and second, if, and only if, no such payments are currently due or remain under Sections 2.5 or 2.6, against Seller, in an amount equal to the amount of the Loss and/or Expense in excess of the offsets to be made pursuant to Section 9.6.

9.6.         Offset.  As a source of payment of indemnification obligations to Buyer Group Members provided for in Section 9.1, Buyer may offset any amounts due to any Buyer Group Member under Section 9.1 hereof against any payments otherwise due to Seller under any of Sections 2.5, 2.6 or 6.2(g) hereof, including all sums evidenced by the Note.

9.7.         Adjustment to Base Purchase Price.  Any payment by Buyer or Seller under this ARTICLE IX shall be treated by the parties as an adjustment to the Base Purchase Price.

9.8.         Coordination with Tax Contests.  If there shall be any conflicts between the provisions of this ARTICLE IX and Section 6.2(c) (relating to Tax contests), the provisions of Section 6.2(c) shall control with respect to Tax contests.

9.9.         Exclusive Remedies.  Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), including, without limitation, Sections 6.1 and 6.2 from and after the Closing, this ARTICLE IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).

9.10.       Actions Based on Fraud.  Nothing in this Agreement, including without limitation the provisions of Section 9.9, shall affect or otherwise limit the ability of any Buyer Group Member to pursue an action based on intentional misrepresentation, fraud or willful breach against any and all participants in such misrepresentation, fraud or breach.  Any such claim based upon an intentional misrepresentation made by either Seller or James Gillan, or in which any of those Persons actively participated, may be made without regard to the limitations herein otherwise applicable to claims by Buyer Group Members, including, without limitation, any limitations (a) on the amount of Losses or Expenses that can be recovered, (b) with respect to deductibles, minimum amounts, or the time period during which any such claim may be asserted or (c) otherwise set forth in this ARTICLE IX.

9.11.       Materiality Qualification.  For purposes of this ARTICLE IX, as to any representation or warranty, covenant, obligation or undertaking herein that contains a Materiality Qualification, such Materiality Qualification shall be disregarded for purposes of determining the amount of Loss and/or Expense incurred by Buyer or Seller, as applicable.

ARTICLE X

GENERAL PROVISIONS

10.1.       Confidential Nature of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of a Seller, to its counsel, accountants or financial advisors or as may be required to be disclosed under the Federal securities laws).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares; provided, however, that after the Closing, Buyer may use or disclose any confidential information with respect to or about the Company or otherwise reasonably related to the Business or the Shares.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party that is not known by such party to be subject to a obligation of confidentiality with respect to such information, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents in breach hereof, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent required by such law or process, determined under the advice of counsel, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

10.2.       No Public Announcement.  No party shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other parties shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.  Initial communications with Company’s employees, customers and vendors shall be made only in accordance with a plan or procedure approved by Renee Pepys Lowe.

10.3.       Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when (i) delivered personally, (ii) if transmitted by facsimile upon confirmation that such facsimile has been received or (iii) when sent by registered or certified mail or by overnight courier service that obtains a receipt, addressed as follows:

If to Buyer, to:

2601 Sequoia Drive
Southgate, CA  90280
Attention: Michael Levin, President
Fax No.:  (310) 660-0120

with copies to:

Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ  07436
Attention: General Counsel
Fax No.:  (201) 405-7377

Sidley Austin LLP
555 W. 5th Street, 40th Floor
Los Angeles, CA 90013
Attention:  Moshe J. Kupietzky, Esq.
Fax No.:  (213) 896-6600

If to Seller, to:

If to Seller to:

Renee Pepys Lowe
72 Victoria
Newport Beach, CA  92660

with a copy to:

Peter J. Tennyson
Paul, Hastings, Janofsky & Walker, LLP
695 Town Center Drive, Suite 1700
Costa Mesa, CA  92626

Fax No.: (714) 979-1921

or to such other address as such party may indicate by a notice delivered to the other party hereto.

10.4.       Successors and Assigns.

(a)           Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.4 any right, remedy or claim under or by reason of this Agreement.  Notwithstanding the foregoing, Buyer may assign all of its rights hereunder to any lender (or any agent for any such lender) providing financing to Buyer for collateral security purposes.

10.5.       Access to Records after Closing.  For a period of four years after the Closing Date, Seller and Seller’s representatives shall have reasonable access to all of the books and records of the Company transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.5.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such four-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

10.6.       Entire Agreement; Amendments.  This Agreement, the Exhibits, Appendices and Schedules referred to herein and all documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement and the Letter of Intent.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

10.7.       Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

10.8.       Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.9.       Fees and Expenses.  Except as otherwise provided in this Section 10.9, each of the Parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  For the avoidance of doubt, all Transaction Costs of the Seller shall be borne entirely by Seller.

10.10.     Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.  Electronic or facsimile delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed and original signature counterpart of this Agreement.

10.11.     Enforcement of Agreement.  In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

10.12.     Further Assurances.  From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to Buyer the Shares, and, in the case of any licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

10.13.     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

10.14.     Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.15.     Submission to Jurisdiction.  Subject to Section 10.16, each of the parties hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the United States District Court for the Central District of California and the jurisdiction of the Superior Court of the County of Los Angeles in the State of California and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.

10.16.     Dispute Resolution.

(a)           The parties to this Agreement will make a good faith effort to informally mediate any dispute arising under this Agreement by means of negotiations between their authorized representatives, including the retention of a third party mediator if mutually agreed to by the parties.  Each party shall pay one-half of the expenses, if any, of mediation fees and costs.

(b)           Any dispute arising under this Agreement not resolved by informal mediation shall be submitted to binding, non-appealable arbitration, before an arbitrator appointed in accordance with the procedures of JAMS.  Such arbitration shall be held in Los Angeles County.  All of the arbitration rules of JAMS shall apply to such proceeding, except that the arbitrator shall limit discovery and other pre-hearing procedures to the maximum extent deemed appropriate so that the hearing can be held expeditiously, and judgment shall be rendered within thirty (30) days after the hearing is completed.  The arbitrator’s award shall be in writing and need not have any written opinion or other written support for the award.  The prevailing party, as determined by the arbitrator, shall be entitled to recover the costs incurred in the arbitration, including all reasonable legal fees and expenses, and all reasonable costs of experts and other consultants retained in connection with the proceeding.  Pending such award, each party shall pay one-half of the arbitration fees and costs.

(c)           Nothing in this Section 10.16 shall be deemed to limit or restrict the right of Buyer to obtain injunctive relief from a court pursuant to Section 9.9 hereof.

*              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER
I & J Holdco, Inc.

By:	/s/ Charles Ginn
Name:	Charles Ginn,
Title:	Chief Financial Officer and Secretary

SELLER

By:	/s/ Renee Pepys Lowe
Renee Pepys Lowe
an individual

By:	/s/ Stanley Lowe
Stanley Lowe
an individual

Signature Page

to

CoCaLo Stock Purchase Agreement